Exhibit 10.1

Execution Version

BACKSTOP PURCHASE AGREEMENT

AMONG

HI-CRUSH INC.,

CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES

AND

THE BACKSTOP PARTIES HERETO

Dated as of August 17, 2020

i

	4.4.	Acquisition for Own Account	25
	4.5.	Accredited Investor	25
	4.6.	Brokers or Finders	25
	4.7.	Sufficient Funds	26

5.	Covenants of the Debtors		26

	5.1.	[Reserved]	26
	5.2.	Rights Offering	26
	5.3.	Conditions Precedent	26
	5.4.	Notification	26
	5.5.	Conduct of Business	26
	5.6.	Use of Proceeds	27
	5.7.	Access	27
	5.8.	HSR Act and Foreign Competition Filings	27
	5.9.	Specified Issuances	28
	5.10.	Milestones	28
	5.11.	RSA Covenants	28
	5.12.	DIP Covenants	29
	5.13.	DTC Eligibility	29

6.	Covenants of the Backstop Parties		29

	6.1.	Rights Offering	29
	6.2.	Conditions Precedent	29
	6.3.	HSR Act and Foreign Competition Filings	29
	6.4.	Specified Issuances	30

7.	Conditions to Closing		30

	7.1.	Conditions Precedent to Obligations of the Backstop Parties	30
	7.2.	Conditions Precedent to Obligations of the Company	35

8.	Termination		36

9.	Indemnification		39

10.	Survival of Representations and Warranties		42

11.	Amendments and Waivers		42

12.	Notices, etc.		43

13.	Miscellaneous		44

	13.1.	Assignments	44
	13.2.	Severability	44
	13.3.	Entire Agreement	45
	13.4.	Counterparts	45
	13.5.	Governing Law & Jurisdiction	45
	13.6.	Waiver of Trial by Jury; Waiver of Certain Damages	45
	13.7.	Further Assurances	46
	13.8.	Specific Performance	46
	13.9.	Headings	46

ii

	13.10.	Interpretation; Rules of Construction	46
	13.11.	Several, Not Joint, Obligations	46
	13.12.	Disclosure	47
	13.13.	No Recourse Party	47
	13.14.	Settlement Discussions	47
	13.15.	No Third Party Beneficiaries	47
	13.16.	Arm’s Length	47

14.	Definitions		48

	14.1.	Definitions in the RSA	48
	14.2.	Certain Defined Terms	48

Schedules

1	Backstop Parties

iii

THIS BACKSTOP PURCHASE AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, together with any schedules, exhibits and annexes hereto, this “Agreement”) is entered into as of August 17, 2020 (the “Execution Date”), by and among (a) Hi-Crush Inc., a Delaware corporation (as in existence on the Execution Date, as a debtor-in-possession in the Chapter 11 Cases (as defined below) and as a reorganized debtor, as applicable, the “Company”), (b) each of the direct and indirect Subsidiaries (as defined below) of the Company listed on the signature pages hereto under the title “Debtors” (such Subsidiaries, each as in existence on the Execution Date, as a debtor-in-possession in the Chapter 11 Cases and as a reorganized debtor, as applicable, together with the Company, each, a “Debtor” and, collectively, the “Debtors”), and (c) each of the undersigned entities and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on Schedule 1 hereto (each, a “Backstop Party” and, collectively, the “Backstop Parties”). Capitalized terms used in this Agreement are defined in Section 14 hereof.

RECITALS

WHEREAS, the Debtors, the Backstop Parties and certain other “Consenting Noteholders” party thereto have entered into a Restructuring Support Agreement, dated as of July 12, 2020 (as amended, supplemented, amended and restated or otherwise modified from time to time, together with any schedules, exhibits and annexes thereto, the “RSA”);

WHEREAS, pursuant to the terms of the RSA, the Debtors and the Consenting Noteholders have agreed to implement certain restructuring transactions for the Debtors in accordance with, and subject to, the terms and conditions set forth in, the RSA (including the Restructuring Term Sheet attached as Exhibit A thereto (including any schedules, annexes and exhibits (including the New Secured Notes Term Sheet) attached thereto, as each may be modified in accordance with the terms of the RSA, collectively, the “Restructuring Term Sheet”) (it being understood and agreed that the Restructuring Term Sheet has been expressly incorporated into the RSA by reference and made part thereof as if fully set forth therein, and any reference herein to the RSA shall be deemed to include the Restructuring Term Sheet));

WHEREAS, on July 12, 2020 (the “Petition Date”), following the execution and delivery of the RSA by the parties thereto, the Debtors commenced voluntary, prearranged reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, the Debtors intend to restructure pursuant to a plan of reorganization that is consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties (the “Plan”) which will be filed by the Debtors with the Bankruptcy Court in accordance with the terms of the RSA;

WHEREAS, pursuant to the Plan, the Company will conduct a notes rights offering, on the terms and conditions set forth in the Plan and this Agreement (the “Rights Offering”), by distributing to each holder of an Eligible Claim as of the Rights Offering Record Date that is an Accredited Investor and timely completes, executes and delivers to the Subscription Agent an AI Questionnaire in accordance with the Rights Offering Procedures (each such holder, a “Rights Offering Participant” and, collectively, the “Rights Offering Participants”), non-transferable, non-certificated rights that are attached to such Eligible Claim (the “Rights”) to purchase such Rights Offering Participant’s pro rata share of New Secured Notes (the “Rights Offering Notes”), in an aggregate original principal amount of $43.3 million (the “Rights Offering Amount”), and such New Secured Notes shall be on terms acceptable to the Required Backstop Parties and consistent with the material terms of the term sheet attached as Exhibit 3 to the Restructuring Term Sheet (the “New Secured Notes Term Sheet”); and

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, and in reliance on the representations and warranties set forth herein, each of the Backstop Parties, severally and not jointly, has agreed to provide the Debtors with the right to require such Backstop Party to purchase, and upon exercise of such right by the Debtors, each Backstop Party has agreed to purchase from the Company, on the Effective Date (as defined in the Plan), such Backstop Party’s Backstop Commitment Percentage of the Rights Offering Notes that have not been subscribed for by the Rights Offering Participants by the Rights Offering Termination Date (including the Unallocated Notes) (the “Unsubscribed Notes”), subject to such Backstop Party’s Backstop Commitment Amount.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Debtors and the Backstop Parties agree as follows:

1. Rights Offering and Notes Backstop Commitments.

1.1. The Rights Offering.

(a) The Company shall commence the Rights Offering on the Rights Offering Commencement Date. The Rights Offering shall be conducted and consummated by the Company on the terms, subject to the conditions and in accordance with procedures that are in form and substance reasonably acceptable to the Required Backstop Parties (the “Rights Offering Procedures”) and otherwise on the applicable terms and conditions set forth in this Agreement, the Plan and the RSA.

(b) The Company hereby agrees and undertakes to deliver to each of the Backstop Parties, by e-mail, a certification by an executive officer of the Company (the “Backstop Certificate”) of (i) if there are Unsubscribed Notes, a true and accurate calculation of the aggregate original principal amount of Unsubscribed Notes, or (ii) if there are no Unsubscribed Notes, the fact that there are no Unsubscribed Notes (it being understood that the Backstop Commitments shall terminate at the Closing). If there are Unsubscribed Notes, the execution and delivery of the Backstop Certificate by the Company shall be deemed the exercise by the Debtors of their right to require the Backstop Parties to purchase Unsubscribed Notes pursuant to Section 1.2(a) hereof. The Backstop Certificate shall be delivered by the Company to each of the Backstop Parties promptly after the Rights Offering Termination Date (as may be extended pursuant to the Rights Offering Procedures) and, in any event, at least five (5) Business Days prior to the anticipated Effective Date.

1.2. Backstop Commitments.

(a) On the terms, subject to the conditions (including, without limitation, the entry of the Backstop Order by the Bankruptcy Court and the Backstop Order becoming a Final Order) and limitations, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Parties hereby agrees, severally and not jointly, to give the Debtors the right to require such Backstop Party, and upon exercise of such right by the Debtors, each Backstop Party has agreed, to purchase from the Company, on the Effective Date, at the aggregate Purchase Price therefor, its Backstop Commitment Percentage of all Unsubscribed Notes; provided, however, that no Backstop Party shall be required to purchase Unsubscribed Notes pursuant to this Section 1.2(a) with an aggregate original principal amount that exceeds the Backstop Commitment Amount of such Backstop Party. The Backstop Commitments of the Backstop Parties are several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the Backstop Commitment of any other Backstop Party. If a group of Backstop Parties that are Affiliates of one another purchase Rights Offering Notes in the Rights Offering in an aggregate original principal amount that is less than the product of (a) the aggregate Backstop Commitment Percentages of such Backstop Parties and (b) the Rights Offering Amount, then such Affiliated Backstop Parties shall be required to purchase Unsubscribed Notes such that no such deficiency exists and such obligation shall constitute the Backstop Commitments of such Affiliated Backstop Parties (it being understood that such obligation to purchase such Unsubscribed Notes shall be satisfied prior to determining the Backstop Commitments of all other Backstop Parties). The Unsubscribed Notes that each of the Backstop Parties is required to purchase pursuant to this Section 1.2(a) are referred to herein as such Backstop Party’s “Backstop Commitment Notes”.

(b) On or prior to the date that is three (3) Business Days prior to the anticipated Effective Date (the “Deposit Deadline”), each Backstop Party, or an Affiliate thereof, shall, severally and not jointly, deposit or cause to be deposited into an account (the “Deposit Account”) with the Subscription Agent, by wire transfer of immediately available funds, an amount equal to the aggregate Purchase Price for such Backstop Party’s Backstop Commitment Notes (such Backstop Party’s “Purchase Price”); provided, however, that at the election of the Required Backstop Parties, the Deposit Account shall be established with a bank or trust company approved by the Company and the Required Backstop Parties (such account, the “Escrow Account” and such bank or trust company that maintains the Escrow Account, the “Escrow Agent”) pursuant to an escrow agreement, in form and substance reasonably acceptable to the Required Backstop Parties and the Company (the “Escrow Agreement”). If the Required Backstop Parties elect to establish an Escrow Account, (i) any reference in this Agreement (x) to the “Deposit Account” shall refer instead to the “Escrow Account” and (y) where applicable, to the “Subscription Agent” shall refer instead to the “Escrow Agent”, and (ii) any deposit made into the Escrow Account shall be pursuant to terms of the Escrow Agreement.

(c) In the event that a Backstop Party defaults (a “Funding Default”) on its obligation to deposit its Purchase Price in the Deposit Account by the Deposit Deadline pursuant to Section 1.2(b) hereof (each such Backstop Party, a “Defaulting Backstop Party”), then each Backstop Party that is not a Defaulting Backstop Party (each, a “Non-Defaulting Backstop Party”) shall have the right (the “Default Purchase Right”), but not the obligation, to elect to commit to purchase from the Company, at the aggregate Purchase Price therefor, up to such Non-Defaulting

Backstop Party’s Adjusted Commitment Percentage of all Backstop Commitment Notes required to be purchased by the Defaulting Backstop Party pursuant to Section 1.2(a) but with respect to which such Defaulting Backstop Party did not make the required deposit in accordance with Section 1.2(b). Within two (2) Business Days after a Funding Default, the Company shall send a written notice to each Non-Defaulting Backstop Party specifying (x) the aggregate original principal amount of Backstop Commitment Notes subject to such Funding Default (collectively, the “Default Notes”) and (y) the maximum aggregate original principal amount of Default Notes such Non-Defaulting Backstop Party may elect to commit to purchase (determined in accordance with the first sentence of this Section 1.2(c)). Each Non-Defaulting Backstop Party will have two (2) Business Days after receipt of such notice to elect to exercise its Default Purchase Right by notifying the Company in writing of its election and specifying the aggregate original principal amount of Default Notes that it is committing to purchase (up to the maximum aggregate original principal amount of Default Notes such Non-Defaulting Backstop Party is permitted to commit to purchase pursuant to the first sentence of this Section 1.2(c)). If any Non-Defaulting Backstop Party commits to purchase less than the maximum amount of Default Notes such Non-Defaulting Backstop Party is permitted to commit to purchase pursuant to the first sentence of this Section 1.2(c) or if any Non-Defaulting Backstop Party does not elect to commit to purchase any Default Notes within the 2-Business Day period referred to in the immediately preceding sentence, then the Default Notes that such Non-Defaulting Backstop Party does not commit to purchase may be (but are not obliged to be) purchased by Non-Defaulting Backstop Parties that exercised in full their respective Default Purchase Rights (such Non-Defaulting Backstop Parties electing to purchase, the “Final Optional Parties”) (the right to make such purchase to be made on a pro rata basis among the Final Optional Parties based on the remaining unsubscribed Default Notes, or as otherwise agreed among the Final Optional Parties, and the process for providing commitments for such purchases to be made by mutual agreement between such Final Optional Parties and notification of such agreement, if any, and allocation to be made to the Company).

(d) If the Non-Defaulting Backstop Parties elect to commit to purchase all (but not less than all) Default Notes in accordance with Section 1.2(c) (including by agreement of any Final Optional Parties), the Company shall notify such Non-Defaulting Backstop Parties in writing of the same. No later than one (1) Business Day after the day that the Company has notified the Non-Defaulting Backstop Parties, each Non-Defaulting Backstop Party that has elected to commit to purchase any portion of the Default Notes hereby agrees, severally and not jointly, to deposit into the Deposit Account, by wire transfer of immediately available funds, an amount equal to its portion of the aggregate Purchase Price for such Default Notes. If Non-Defaulting Backstop Parties do not elect to commit to purchase all Default Notes in accordance with this Section 1.2(c) (and there is no agreement by any Final Option Parties), then no Non-Defaulting Backstop Party shall be required to deposit in the Deposit Account any portion of the Purchase Price for the Default Notes which such Non-Defaulting Backstop Party may have elected to commit to purchase pursuant to Section 1.2(c) unless otherwise agreed to in writing by the Required Backstop Parties and then only on the terms agreed in writing by the Required Backstop Parties. The Default Notes with respect to which a Backstop Party elects to purchase pursuant to Section 1.2(c), if any, together with such Backstop Party’s Backstop Commitment Notes and Put Option Notes, shall be referred to herein as such Backstop Party’s “Backstop Notes”.

(e) Each Backstop Note shall be in an original principal amount of $1,000 and integral multiples thereof. Fractional Backstop Notes shall not be issued. Anything herein to the contrary notwithstanding, no Backstop Party shall be required or have the right to purchase or be issued any fractional Backstop Notes. If a Backstop Party would otherwise be required or have the right to purchase or be issued Backstop Notes with an aggregate original principal amount that is not a multiple of $1,000, then such number of Backstop Notes shall be rounded upward or downward to the nearest multiple of $1,000 (with an aggregate original principal amount of at least $500 being rounded upward and less than $500 being rounded downward), and no Backstop Party shall receive any payment or other distribution in respect of any fraction of a Backstop Note such Backstop Party does not receive as a result of such rounding down or be required to provide any consideration for any fraction of a Backstop Note received as a result of such rounding up; provided, however, that (x) if any such rounding would result in the aggregate original principal amount of the Rights Offering Notes and the Backstop Commitment Notes to be more than the Rights Offering Amount being issued on the Effective Date, the Backstop Party with the smallest amount that was rounded up to the nearest multiple of $1,000 shall instead be rounded down to the nearest multiple of $1,000 and such adjustment shall be repeated with each successive Backstop Party with the smallest amount that was so rounded up until the aggregate original principal amount of the Rights Offering Notes and the Backstop Commitment Notes that will be issued on the Effective Date will equal the Rights Offering Amount, and (y) if any such rounding would result in the aggregate original principal amount of the Rights Offering Notes and the Backstop Commitment Notes to be less than the Rights Offering Amount being issued on the Effective Date, the Backstop Party with the greatest amount that was rounded down to the nearest multiple of $1,000 shall instead be rounded up to the nearest multiple of $1,000 and such adjustment shall be repeated with each successive Backstop Party with the greatest amount that was so rounded down until the aggregate original principal amount of the Rights Offering Notes and Backstop Commitment Notes that will be issued on the Effective Date will equal the Rights Offering Amount. Notwithstanding anything herein to the contrary, in the event that the number of Backstop Commitment Notes that a Backstop Party is required to purchase hereunder is rounded up in accordance with the immediately preceding sentence, the Backstop Commitment Amount shall also be rounded up in a similar manner.

1.3. Put Option Notes. The Debtors and the Backstop Parties hereby acknowledge that, in consideration for the Debtors’ right to call the Backstop Commitments of the Backstop Parties to purchase the Unsubscribed Notes pursuant to the terms of this Agreement, the Company shall be required to issue to the Backstop Parties (or their designees) additional New Secured Notes in an original aggregate principal amount of $4,800,000 (the “Put Option Notes”) on a pro rata basis based upon their respective Backstop Commitment Percentages; provided, however, that (a) no Defaulting Backstop Party shall be entitled to receive any Put Option Notes and (b) any Non-Defaulting Backstop Party that purchases Default Notes of a Defaulting Backstop Party shall be entitled to receive additional Put Option Notes in an aggregate original principal amount equal to the product of (x) the aggregate original principal amount of Put Option Notes that would have been issued to such Defaulting Backstop Party if such Defaulting Backstop Party had not committed a Funding Default and (y) a fraction, the numerator of which is the aggregate original principal amount of Default Notes of such Defaulting Backstop Party which such Non-Defaulting Backstop Party purchases and the denominator of which is the aggregate original principal amount of Default Notes of such Defaulting Backstop Party. The Debtors hereby further acknowledge and agree that the Put Option Notes (i) shall be fully earned as of the Execution Date (but to be issued only at the Closing), (ii) shall not be refundable under any circumstance or creditable against any other amount paid or to be paid in connection with this Agreement or any of the Contemplated Transactions or otherwise, (iii) shall be issued without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim, (iv) shall be issued free and clear of and without deduction for any and all Taxes, levies, imposts, deductions, charges or withholdings, in each case applicable to the issuance thereof, and all liabilities with respect thereto (with appropriate gross up for withholding Taxes), and (v) shall be treated for U.S. federal income Tax purposes as a premium for an option to put the Unsubscribed Notes to the Backstop Parties.

1.4. Certain Tax Treatment. The Debtors and each Backstop Party hereby acknowledge and agree, except as otherwise required by applicable Law, (a) that the New Secured Notes constitute and shall be treated as debt for U.S. federal income Tax purposes (regardless of whether any such notes are Backstop Notes), (b) that the Backstop Parties’ receipt of the Put Option Notes shall be treated, for U.S. federal income Tax purposes, as creating “market discount” within the meaning of Section 1278 of the Code, (c) that any calculation by the Debtors or their agents regarding the amount of “original issue discount” within the meaning of Section 1273(a) of the Code (“OID”), if any, or market discount shall be as set forth by the Debtors or their agents in accordance with applicable U.S. Tax Law, Treasury Regulations, and other applicable guidance, and will be available, after preparation, to such Backstop Party with respect to the Backstop Notes held by such Backstop Party, for any accrual period in which such Backstop Party held such Backstop Notes, promptly upon request, and (d) to adhere to this Agreement for U.S. federal income Tax purposes with respect to such Backstop Party for so long as such Backstop Party holds Backstop Notes and not to take any action or file any Tax Return, report or declaration inconsistent herewith (including, with respect to the amount of OID on the Backstop Notes). This Section 1.4 is not an admission by any Backstop Party that it is subject to United States taxation.

2. Closing; Certain Expenses and Payments.

2.1. Closing.

(a) The closing of the purchase and sale of Backstop Notes hereunder (the “Closing”) will occur at 10:00 a.m., New York City time, or such other time as the parties hereto may agree, on the Effective Date or such later date as set forth under Section 1.2 hereof. At the Closing, each of the Debtors (as applicable) shall deliver to each Backstop Party, (i)(A) if the Required Backstop Parties elect to require that the New Secured Notes be in certificated form, one or more promissory notes issued by the Company payable to such Backstop Party (or its designee) in an aggregate original principal amount equal to the aggregate original principal amount of Backstop Notes acquired by such Backstop Party, duly authenticated by the indenture trustee under the New Secured Notes Indenture, or (B) if the Required Backstop Parties elect to require that the New Secured Notes be in uncertificated form and issued by book-entry registration on the books of a registrar for the New Secured Notes, an account statement delivered by the Company or any such registrar reflecting the book-entry position of the aggregate original principal amount of Backstop Notes acquired by such Backstop Party, and (ii) such certificates, counterparts to agreements, documents or instruments required to be delivered by such Debtor to such Backstop Party pursuant to Section 7.1 hereof. At the request of the Required Backstop Parties, the New Secured Notes shall be registered in the name of Cede & Co., as nominee of the Depository Trust Company (“DTC”), and be evidenced by global securities held on behalf of members or participants in DTC as nominees for the Backstop Parties. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Debtors will be delivered to the Backstop Parties at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064.

(b) All Backstop Notes will be delivered free and clear of any and all Encumbrances with any and all issue, stamp, transfer or similar Taxes or duties payable in connection with such delivery duly paid by the Debtors.

(c) Anything in this Agreement to the contrary notwithstanding (but without limiting the provisions of Section 13.1 hereof), any Backstop Party, in its sole discretion, may designate that some or all of the Backstop Notes be issued in the name of, and delivered to, one or more of its Affiliates that (in any such case) is an Accredited Investor.

2.2. Backstop Expenses. Whether or not the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated, the Debtors hereby agree, on a joint and several basis, to reimburse in cash or pay in cash, as the case may be, the Backstop Expenses as follows: (a) all accrued and unpaid Backstop Expenses incurred up to (and including) the date of entry by the Bankruptcy Court of the Backstop Order shall be paid in full in cash on or as soon as reasonably practicable following the date of entry by the Bankruptcy Court of the Backstop Order (but in no event later than two (2) Business Days after submission of invoices following entry of the Backstop Order), without Bankruptcy Court review or further Bankruptcy Court Order, (b) after the date of entry by the Bankruptcy Court of the Backstop Order, all accrued and unpaid Backstop Expenses shall be paid in full in cash on a regular and continuing basis promptly (but in any event within five (5) Business Days) after invoices are presented to the Debtors, without Bankruptcy Court review or further Bankruptcy Court Order, (c) all accrued and unpaid Backstop Expenses incurred up to (and including) the Effective Date shall be paid in full in cash on the Effective Date, without Bankruptcy Court review or further Bankruptcy Court Order and (d) if applicable, upon termination of this Agreement, all accrued and unpaid Backstop Expenses incurred up to (and including) the date of such termination shall be paid in full in cash promptly (but in any event within five (5) Business Days) after invoices are presented to the Debtors, without Bankruptcy Court review or further Bankruptcy Court Order; provided, however, that the payment of the Backstop Expenses under each of clauses (a), (b), (c) and (d) shall be subject to the terms of the Backstop Order. All Backstop Expenses of a Backstop Party shall be paid to such Backstop Party (or its designee) by wire transfer of immediately available funds to the account(s) specified by such Backstop Party. The Backstop Expenses shall constitute allowed administrative expenses against the Debtors’ estates under the Bankruptcy Code. The terms set forth in this Section 2.2 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The obligations set forth in this Section 2.2 are in addition to, and do not limit, the Debtors’ obligations under Sections 1.3, 2.3 and 9 hereof.

2.3. Liquidated Damages Payment. The Debtors hereby acknowledge and agree that the Backstop Parties have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation hereof, and that this Agreement provides value to, is beneficial to, and is necessary to preserve, the Debtors’ estates. If any Debtor (a) enters into, publicly announces its intention to enter into (including by means of any filings made with any Governmental Body), or announces to any of the Consenting

Noteholders or other holders of Claims and Interests its intention to enter into, an agreement (including, without limitation, any agreement in principle, letter of intent, memorandum of understanding or definitive agreement), whether binding or non-binding, or whether subject to terms and conditions, with respect to any Alternative Transaction, (b) files any pleading or document with the Bankruptcy Court agreeing to, evidencing its intention to support, or otherwise supports, any Alternative Transaction or (c) consummates any Alternative Transaction (any of the events described in clause (a), clause (b) or clause (c), a “Triggering Event”), in any such case described in clause (a), clause (b) or clause (c), at any time (x) prior to the termination of this Agreement in accordance with the terms hereof or (y) within twelve (12) months following the termination of this Agreement in accordance with the terms hereof, then the Debtors shall pay to the Non-Defaulting Backstop Parties a cash payment in the aggregate amount of $4,800,000 (the “Liquidated Damages Payment”). The Liquidated Damages Payment (A) shall be deemed earned in full on the date of the occurrence of the Triggering Event and paid to the Non-Defaulting Backstop Parties only upon consummation of an Alternative Transaction, (B) shall be paid to the Non-Defaulting Backstop Parties on a pro rata basis (based on their respective Adjusted Commitment Percentages) by wire transfer of immediately available funds to the accounts designated by the Non-Defaulting Backstop Parties, (C) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim, and (D) shall be paid free and clear of and without deduction for any and all applicable Taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (with appropriate gross-up for withholding Taxes). The terms set forth in this Section 2.3 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The parties acknowledge that the agreements contained in this Section 2.3 are an integral part of the transactions contemplated by this Agreement, are actually necessary to preserve the value of the Debtors’ estates and constitute liquidated damages and not a penalty, and that, without these agreements, the Backstop Parties would not have entered into this Agreement. The Liquidated Damages Payment shall be payable without Bankruptcy Court review or further Bankruptcy Court Order; provided, however, that the payment of the Liquidated Damages Payment shall be subject to the terms of the Backstop Order. The Liquidated Damages Payment shall constitute an allowed administrative expense against the Debtors’ estates under the Bankruptcy Code. The obligations set forth in this Section 2.3 are in addition to, and do not limit, the Debtors’ obligations under Sections 1.3, 2.2 and 9 hereof; provided, however, that under no circumstances shall both the Put Option Notes and the Liquidated Damages Payment be issuable or payable, as applicable, hereunder.

2.4. Interest; Costs and Expenses. Any amounts required to be paid by the Debtors pursuant to Section 2.2, Section 2.3 or Section 9 hereof, if not paid on or before the date on which such amounts are required to be paid in accordance with the terms of any such Section (the “Interest Commencement Date”), shall include interest on such amount from the Interest Commencement Date to the day such amount is paid, computed at an annual rate equal to the rate of interest which is identified as the “Prime Rate” as published in the Money Rates Section of The Wall Street Journal on the applicable Interest Commencement Date. In addition, the Debtors shall pay all reasonable and documented out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Backstop Parties in connection with any action or proceeding (including the filing of any lawsuit or the assertion in the Chapter 11 Cases of a request for reimbursement) taken by any of them to collect such unpaid amounts (including any interest accrued on such amounts under this Section 2.4). Amounts required to be paid by the Debtors pursuant to this Section 2.4 shall (a) be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim and (b) shall be paid free and clear of and without deduction for any and all applicable Taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (with appropriate gross-up for withholding Taxes). Amounts required to be paid by the Debtors pursuant to this Section 2.4 shall constitute allowed administrative expenses against the Debtors’ estates under the Bankruptcy Code. The obligations of the Debtors under this Section 2.4 shall survive any termination or expiration of this Agreement.

3. Representations and Warranties of the Debtors. Except as disclosed in (a) the Company SEC Documents filed with the SEC on or after December 31, 2018 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof, or any other statements that are similarly predictive, cautionary or forward looking in nature) or (b) the disclosure schedule delivered by the Debtors to the Backstop Parties on the Execution Date and attached to this Agreement (the “Debtor Disclosure Schedule”) (provided that disclosure made in one section or subsection of the Debtor Disclosure Schedule of any facts or circumstances shall be deemed adequate disclosure of such facts or circumstances with respect to every other section or subsection of the Debtor Disclosure Schedule only if (and solely to the extent) it is reasonably apparent on the face that the disclosure is responsive to the subject matter of such other section or subsection of the Debtor Disclosure Schedule; provided, however, that no information shall be deemed disclosed for purposes of any of the Fundamental Representations unless specifically set forth in the section of the Debtor Disclosure Schedule relating to such applicable Fundamental Representation), the Debtors hereby, jointly and severally, represent and warrant to the Backstop Parties as set forth in this Section 3. Each representation and warranty of the Debtors is made as of the Execution Date and as of the Effective Date:

3.1. Organization of the Debtors. Each Debtor is a corporation or limited liability company (as the case may be), duly incorporated, organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), and has full corporate or limited liability company (as applicable) power and authority to conduct its business as it is now conducted and to own, lease, operate and use its assets as currently owned, leased, operated and used. Each Debtor is duly qualified or licensed to do business as a foreign corporation or limited liability company (as applicable) and is in good standing (to the extent such concept is applicable) under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to be so qualified or registered would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2. Capitalization; Subsidiaries.

(a) Section 3.2(a) of the Debtor Disclosure Schedule sets forth the name and jurisdiction of incorporation, organization or formation (as applicable) of each Subsidiary of the Company. Except as set forth on Section 3.2(a) of the Debtor Disclosure Schedules, the Company or one or more of its Subsidiaries, as the case may be, legally and beneficially owns all of the outstanding Interests of each of the Subsidiaries of the Company. Except for the Company’s Subsidiaries and as otherwise set forth on Section 3.2(a) of the Debtor Disclosure Schedules, the Company does not own, hold or control any direct or indirect Interests of any corporation, partnership, limited liability company, trust or other Person or business. Except as described on Section 3.2(a) of the Debtor Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Contract to directly or indirectly acquire any direct or indirect Equity Interest in any Person or business.

(b) All of the outstanding Interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and the Company or one or more of its Subsidiaries has good and marketable title to such Interests, free and clear of all Encumbrances (other than transfer restrictions imposed under applicable securities Laws). There are, and there will be on the Effective Date, no (i) Contracts relating to the issuance, grant, sale or transfer of any Interests of any Subsidiary of the Company or (ii) Contracts of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Interests of any Subsidiary of the Company. No Subsidiary of the Company has granted any registration rights with respect to any of its Interests.

3.3. Authority; No Conflict.

(a) Each Debtor (i) has the requisite corporate or limited liability company (as applicable) power and authority (A) subject to the entry of the Solicitation Order, the Backstop Order, the Confirmation Order and any other applicable orders of the Bankruptcy Court, to enter into, execute and deliver this Agreement and the other Definitive Documentation to which it is (or will be) a party, and to enter into, execute and file with the Bankruptcy Court the Plan and (B) subject to the entry of the Solicitation Order, the Backstop Order, the Confirmation Order and any other applicable orders of the Bankruptcy Court, to perform and consummate the Contemplated Transactions, and (ii) subject to the receipt of the foregoing Orders, as applicable, has taken all necessary corporate or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of this Agreement and the other Definitive Documentation to which it is (or will be) a party, (y) the due authorization, execution and filing with the Bankruptcy Court of the Plan and (z) the performance and consummation of the Contemplated Transactions. Subject to the receipt of the foregoing Orders, as applicable, no other proceeding, consent or authorization on the part of any Debtor or any of its equity holders is necessary to authorize this Agreement or any other Definitive Documentation to which it is or will be a party or the Contemplated Transactions. Subject to the receipt of the foregoing Orders, as applicable, (1) this Agreement has been (and, in the case of each Definitive Documentation to be entered into by a Debtor at or prior to the Closing, will be) duly executed and delivered by each Debtor party hereto or thereto, as applicable and (2) constitutes (and, in the case of each Definitive Documentation to be entered into by a Debtor after the Execution Date and at or prior to the Closing, will constitute) the legal, valid and binding obligation of each Debtor (and, in the case of a Definitive Documentation, the Debtor party thereto), enforceable against such Debtor in accordance with its terms. Subject to entry of the foregoing Orders and the expiration or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), the Plan constitutes the legal, valid and binding obligation of each Debtor, enforceable against such Debtor in accordance with its terms.

(b) Neither the execution and delivery by the Debtors of this Agreement or any of the other Definitive Documentation, the execution or filing with the Bankruptcy Court by the Debtors of the Plan nor the performance or consummation by the Debtors of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation or breach of any provision of the Organizational Documents of any Debtor or any of its Subsidiaries;

(ii) contravene, conflict with or result in a violation of any Law or Order to which any Debtor or any of its Subsidiaries, or any of the properties, assets, rights or interests owned, leased or used by any Debtor or any of its Subsidiaries, are bound or may be subject;

(iii) contravene, conflict with or result in a violation or breach of any provision of, or require any consent or other approval by, notice to, waiver from or other action by any Person under, or give rise to any right of termination, amendment, acceleration or cancellation under, any Contract to which any Debtor or any of its Subsidiaries is a party or which any of the properties, assets, rights or interests owned, leased or used by any Debtor or any of its Subsidiaries are bound or may be subject, except for any violation or breach of any such Contract that arises out of the rejection by any of the Debtors of such Contract, which rejection was done with the prior written consent of the Required Backstop Parties; or

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets, properties, rights or interests owned, leased or used by any Debtor or any of its Subsidiaries that will not be released and discharged pursuant to the Plan.

except, in the case of clause (ii) and clause (iii) above, where such occurrence, event or result would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Subject to the Approvals, none of the Debtors will be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any other Definitive Documentation, or the execution and filing with the Bankruptcy Court of the Plan, or the performance or consummation of any of the Contemplated Transactions, except for any consents, that if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4. Proceedings; Orders. Except for any claim of a creditor or party in interest in the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, (a) there is no Proceeding pending, existing, instituted, outstanding or, to the Knowledge of the Debtors, threatened to which any Debtor or any Subsidiary thereof is a party or to which any property, asset, right or interest owned, leased or used by any Debtor or any Subsidiary thereof is bound or subject which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Proceeding. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting any Debtor or any of their respective Subsidiaries.

3.5. Brokers or Finders. Except for the fees payable to Lazard Frères & Co. LLC pursuant to the Lazard Engagement Letter, neither any Debtor, any of its Subsidiaries nor any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, any of the other Definitive Documentation, the Plan or any of the Contemplated Transactions.

3.6. Exemption from Registration. Assuming the accuracy of the Backstop Parties’ representations set forth in Section 4 hereof and assuming the accuracy of all of the representations, warranties and certifications made by all of the Rights Offering Participants in their respective AI Questionnaires and Proofs of Holdings, each of the Specified Issuances will be exempt from the registration and prospectus delivery requirements of the Securities Act.

3.7. Issuance. Subject to entry of the Solicitation Order, Backstop Order, the Confirmation Order and any other applicable orders of the Bankruptcy Court, each of the Specified Issuances has been duly and validly authorized by the Company and, when (a) the Rights Offering Notes are issued and delivered against payment therefor in the Rights Offerings, (b) the Backstop Notes are issued and delivered against payment therefor as provided herein, and (c) the shares of New Common Stock are issued and delivered upon conversion of the New Secured Notes in accordance with the terms of the New Certificate of Incorporation and the New Secured Notes Documents, all such Rights Offering Notes, Backstop Notes and shares of New Common Stock will be duly and validly issued, fully paid and non-assessable, and free and clear of all Taxes, liens, Encumbrances (other than transfer restrictions imposed under applicable securities Laws), pre-emptive rights, rights of first refusal, subscription rights and similar rights. Subject to entry by the Bankruptcy Court of the Solicitation Order, Backstop Order, the Confirmation Order and any other applicable orders of the Bankruptcy Court, the New Secured Notes Indenture has been duly authorized by the Company and at the Closing will be duly executed and delivered by the Company and, when duly executed and delivered in accordance with its terms by the Trustee, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms. The Rights Offering Notes and Backstop Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the New Secured Notes Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the New Secured Notes Indenture.

3.8. Organizational Documents. No Debtor nor any of their respective Subsidiaries is in violation of its Organizational Documents. The Company has delivered to the Backstop Parties true, correct and complete copies of the Organizational Documents of each Debtor and each of their respective Subsidiaries as in effect on the date hereof.

3.9. Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Debtors own or possess the right to use all patents, inventions and discoveries (whether patentable or not), trademarks, service marks, trade names, trade dress, logos, internet domain names, copyrights, published and unpublished works of authorship (including software, source code and object code), and all registrations, recordations and applications of the foregoing and know-how (including trade secrets, know-how and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and licenses related to any of the foregoing (collectively, “IP Rights”) owned, licensed or used by any Debtor or any of its Subsidiaries (collectively, “Debtor IP Rights”), that are reasonably necessary to operate their businesses, without infringement upon the rights of any third-party (of which any of the Debtors and their Subsidiaries has been notified in writing), (b) to the Knowledge of the Debtors, none of the Debtors nor their respective Subsidiaries nor any Debtor IP Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by the Debtors or their respective Subsidiaries infringe, misappropriate or otherwise violate any IP Rights of any third party and (c) none of the Debtor IP Rights owned by any Debtor or any of its Subsidiaries have been adjudged invalid or unenforceable. The Debtors have used commercially reasonable efforts to protect their material trade secrets and other material confidential or proprietary information.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Debtor and its Subsidiaries own or possess adequate rights to use all computer systems (including hardware, software databases, firmware and related equipment), communications systems, and networking systems (the “IT Systems”) used by each Debtor and its Subsidiaries (the “Debtor IT Systems”) and (ii) the Debtor IT Systems are adequate for their intended use in the operation of each Debtor’s and its Subsidiaries’ respective businesses and operations as currently conducted.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all IT Systems material to the business of the Debtor and its Subsidiaries (i) perform in material conformance with its documentation, (ii) are free from any material software defect, and (iii) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the IT Systems. There has not been any material malfunction with respect to any of the Debtor IT Systems that has caused material disruption to any Debtor’s or its Subsidiaries’ respective businesses or operations since December 31, 2018 that has not been remedied or replaced in all material respects.

3.10. Compliance with Laws. Each Debtor and each of their respective Subsidiaries is and has been since December 31, 2018 in compliance with all Laws applicable to or related to it or its business, properties or assets.

3.11. Licenses and Permits. Each Debtor and its Subsidiaries possess or have obtained all Governmental Authorizations from, have made all declarations and filings with, and have given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership, lease or use of their respective properties, assets, rights or interests, or the conduct or operation of their respective businesses or operations (collectively, the “Licenses and Permits”), except where the failure to possess, obtain, make or give any of the foregoing would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither any Debtor nor any of its Subsidiaries has received notice of any revocation, suspension or modification of any of the Licenses and Permits, or has any reason to believe that any of the Licenses and Permits will be revoked or suspended, or will not be renewed in the ordinary course, or that any such renewal will be materially impeded, delayed, hindered, conditioned or burdensome to obtain, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12. Compliance With Environmental Laws. Each Debtor and its Subsidiaries:

(a) are and have been in compliance with any and all applicable Environmental Laws;

(b) have received and are in compliance with all Governmental Authorizations required of them under applicable Environmental Laws to conduct their respective businesses and operations, and there is no Order or Proceeding pending or, to the Knowledge of the Debtors, threatened which would prevent the conduct of such businesses or operations;

(c) have no knowledge and have not received written notice from any Governmental Body or any other Person of:

(i) any violations of, or liability under, any Environmental Laws; or

(ii) any actual or potential liability for the investigation or remediation of any Release of Hazardous Materials on, at, under or emanating from any currently or formerly owned or operated property or facility;

(d) are not subject to any Proceedings or Orders under any Environmental Laws and, to the Knowledge of the Debtors, any threatened Proceedings or Orders under any Environmental Laws;

(e) have no knowledge, have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or Released any Hazardous Material, or, to the Knowledge of the Debtors, owned or operated any property or facility which is or has been contaminated by any such Hazardous Material as would give rise to any current or future liabilities under any Environmental Laws; and

(f) have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws.

3.13. Compliance With ERISA.

(a) Section 3.13(a) of the Debtor Disclosure Schedules hereto sets forth a complete and accurate list of all material Benefit Plans. “Benefit Plans” means all employee benefit, compensation and incentive plans, arrangements and agreements (including, but not limited to, employee benefit plans within the meaning of Section 3(3) of ERISA) maintained, administered or contributed to by any Debtor or any of its Subsidiaries for or on behalf of any employees, officers, directors, managers or independent contractors, or former employees, officers, directors, managers or independent contractors of such Debtor or any of its Affiliates or for which any Debtor or any of its Subsidiaries has any material liability. Each Benefit Plan has been funded, administered and maintained in compliance in all material respects with its terms and the requirements of any applicable Laws or Orders, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code and, to the Knowledge of the Debtors, no circumstances exist that are likely to result in the loss of the qualification of any such Benefit Plan or related trust.

(b) None of the Benefit Plans are, and neither the Debtors, any of their respective Subsidiaries nor any of their respective ERISA Affiliates maintain, contribute to, have an obligation to contribute to, or have any liability to, or in the past six (6) years has maintained, contributed to, had an obligation to contribute to, or have any liability with respect to, (i) a multiemployer plan (within the meaning of Section 4001(3) of ERISA or Section 413(c) of the Code), whether or not subject to Title IV of ERISA; (ii) a multiple employer plan (within the meaning of Section 413(c) of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3140 of ERISA); or (iv) a “voluntary employee beneficiary association” (within the meaning of Section 501(c)(9) of the Code).

(c) No Benefit Plan is, and neither the Debtors, any of their respective Subsidiaries nor any of their respective ERISA Affiliates maintain, contribute to, have an obligation to contribute to, or have any liability to, or in the past six (6) years has maintained, contributed to, had an obligation to contribute to, or had any liability with respect to, a plan subject to Title IV of ERISA or Section 412 or Section 4971 of the Code (any such plan, a “Pension Plan”). No Benefit Plan that is a Pension Plan or any single-employer plan of an ERISA Affiliate has unfunded liabilities, determined on a termination basis, in excess of $1,000,000.

(d) Neither the Debtors nor any of their respective Subsidiaries or ERISA Affiliates, any Benefit Plan, any trust created thereunder, nor, to the Knowledge of the Debtors, any trustee, fiduciary or administrator thereof has engaged in a transaction in connection with which any of the Debtors or any of their respective Subsidiaries or ERISA Affiliates, any Benefit Plan, any such trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to a civil penalty or Tax under ERISA or the Code, including but not limited to, a civil penalty assessed pursuant to Section 409 or Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or Section 4976 of the Code, except any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Each Benefit Plan that is maintained primarily for the benefit of employees working outside of the United States (each, a “Non-US Plan”) that is required to be funded is funded to the extent required by applicable Law and for all other Non-US Plan adequate reserves have been established on the accounting statements of the applicable Debtor or Subsidiaries. Neither the Debtors nor any of their respective Subsidiaries have any material unfunded liabilities with respect to any Non-U.S. Plan.

3.14. Compliance with Anti-Corruption, Money Laundering and Import Laws; Export Controls and Economic Sanctions.

(a) None of the Debtors nor any of their respective Subsidiaries, nor, to the Knowledge of the Debtors, any of their respective officers, directors, employees, agents, consultants, distributors, resellers, representatives, sales intermediaries or other Persons acting on behalf of any of the Debtors or any of their respective Subsidiaries, have: (i) directly or indirectly, given, promised, offered, authorized the offering of, or paid anything of value to any public official or employee of any Governmental Body, in each case, for purposes of (A) influencing any act or decision of such public official or employee, (B) inducing such public official or employee to do or omit to do any act in violation of such official’s or employee’s lawful duty, (C) securing any improper advantage or (D) inducing such public official or employee to use such official’s or employee’s influence with a Governmental Body, or commercial enterprise owned or controlled by any Governmental Body (including state owned or controlled facilities), in order to assist any of the Debtors or any of their respective Subsidiaries in obtaining or retaining business; or (ii) taken any action in violation of any applicable anticorruption Law, including, without limitation, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the U.K. Bribery Act of 2010 and any other applicable anti-corruption or anti-bribery Law of any Governmental Body of any jurisdiction applicable to any of the Debtors or any of their respective Subsidiaries. There is no pending or, to the Knowledge of the Debtors, threatened Proceeding with respect to any violation of any applicable anti-corruption Law relating to any of the Debtors or any of their respective Subsidiaries. Each of the Debtors and each of their respective Subsidiaries has in place adequate controls to ensure compliance with any applicable anti-corruption Laws.

(b) Each of the Debtors and each of their respective Subsidiaries are in compliance, and at all times since January 1, 2016 have complied, with (i) all applicable trade Laws, including import and export control Laws, economic/trade embargoes and sanctions, and anti-boycott Laws (the “International Trade Laws”) and (ii) all applicable Laws relating to the prevention of money laundering of any Governmental Body applicable to it or its property or in respect of its operations, including, without limitation, all applicable criminal Laws and all applicable financial record-keeping, customer identification, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (the “Money Laundering Laws”). No material Proceeding by or before any Governmental Body involving any of the Debtors or any of their respective Subsidiaries with respect to the Money Laundering Laws or International Trade Laws is pending or, to the Knowledge of the Debtors, threatened.

(c) None of the Debtors nor their respective Subsidiaries, nor, to the Knowledge of the Debtors, any of their respective directors, officers, employees or other Persons acting on their behalf with authority to so act is currently subject to any Sanctions. None of the Debtors nor any of their respective Subsidiaries, nor, to the Knowledge of the Debtors, any of their respective current or former directors, officers, employees, agents or other Persons acting on their behalf with express authority to so act, has engaged since January 1, 2016, or is engaged, in any transaction(s) or activities which would result in a violation of Sanctions in any material respect. No material Proceeding by or before any Governmental Body involving any of the Debtors or any of their respective Subsidiaries with respect to Sanctions is pending or, to the Knowledge of the Debtors, threatened.

3.15. Absence of Certain Changes or Events. Since December 31, 2019, and excluding any transactions effected in connection with the Chapter 11 Cases that are specifically contemplated by the RSA, each Debtor and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, and there has not been, with respect to any Debtor or any of its Subsidiaries, any:

(a) event, occurrence or development that has had, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) declaration or payment of any dividends or distributions on or in respect of any shares of capital stock or other equity securities or redemption, purchase or acquisition of any shares of capital stock or other equity interests, in each case, other than in the Ordinary Course of Business;

(c) material amendment to any Organizational Documents (other than such amendments effected in connection with the voluntary filing of the Chapter 11 Cases with the Bankruptcy Court);

(d) split, combination or reclassification of any shares of capital stock or other equity securities;

(e) issuance, sale or other disposition of, or creation of any Encumbrance on, shares of capital stock or other equity interest (other than in connection with the DIP Facilities), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of capital stock or other equity interests;

(f) incurrence, assumption or guarantee of any material indebtedness for borrowed money other than the DIP Facilities (as defined in the RSA), except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

(g) sale, sublease, lease, license, transfer, assignment, pledge, imposition of an Encumbrance upon (or allowing such imposition), grant or other disposition (including by merger) of any material assets (whether tangible or intangible)

(h) material increase in the compensation or benefits of any current or former director, officer, employee or consultant of any Debtor or any of its Subsidiaries other than (i) ordinary-course wage-rate increases for non-salaried employees, (ii) as required by any Benefit Plan, and (iii) Debtors’ senior officers or managers who received retention payments from the Debtors in July 2020 and prior to the Petition Date; or

(i) any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.16. Material Contracts. Other than as a result of a rejection motion filed by any of the Debtors in the Chapter 11 Cases or as set forth on Section 3.16 of the Debtor Disclosure Schedule, each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable Debtor or its applicable Subsidiary and, to the Knowledge of the Debtors, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Other than as a result of the filing of the Chapter 11 Cases and/or any rejection motion filed by any of the Debtors in the Chapter 11 Cases, neither the Debtors nor any of their respective Subsidiaries nor, to the Knowledge of the Debtors, any other party to any Material Contract is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder nor does any condition exist that, with notice or lapse of time or both, would reasonably be expected to constitute a default thereunder. There are no material disputes pending or, to the Knowledge of the Debtors, threatened under any Material Contract.

3.17. Financial Statements; Internal Controls.

(a) The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, cash flows and changes in equity (deficit) for the fiscal year then ended, as filed with the SEC (collectively, the “Annual Financial Statements”), and (b) the unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2020, and the related unaudited condensed consolidated statements of operations and comprehensive loss, cash flows and changes in equity (deficit) for the six-month period then ended, as filed with the SEC (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”), were prepared from the books and records of the Company and its Subsidiaries, in accordance with GAAP, applied on a consistent basis for the periods involved subject, with respect to the Interim Financial Statements, to the absence of footnotes (which, if presented, would not contain disclosures that differ materially from those included in the Annual Financial Statements) and to normal year-end adjustments (none of which are material in amount or scope). The Financial Statements fairly present in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended.

(b) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. As of the date hereof, neither the Company nor, to the Knowledge of the Debtors, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Debtors and their respective internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect their ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

3.18. Undisclosed Liabilities. No Debtor nor any of their respective Subsidiaries has any material liabilities, obligations or commitments of a type required to be reflected or reserved against on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Financial Statements; (b) those which are not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, or (c) those which have been incurred in the Ordinary Course of Business, consistent with past practice, since the date of the Interim Financial Statements and which are not material in amount.

3.19. Tax Matters.

(a) All material Tax Returns required to be filed by or on behalf of any Debtor or any of its Subsidiaries, including any consolidated, combined or unitary Tax Return of which any Debtor or any of its Subsidiaries is or was includable, have been properly prepared and duly and timely filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings). All material Taxes payable by or on behalf of any Debtor or any of its Subsidiaries directly, as part of the consolidated, combined or unitary Tax Return of another taxpayer, or otherwise, have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the balance sheet included as part of the Financial Statements in respect of any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of Taxes (including any applicable statute of limitations) has been executed or filed with the IRS or any other Governmental Body by or on behalf of any Debtor or any of its Subsidiaries (or any consolidated, combined or unitary group of which any Debtor or any of its Subsidiaries was or is includable for Tax purposes) and no power of attorney in respect of any Tax matter is currently in force.

(b) Each Debtor and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages, and other compensation and have paid over to the appropriate Taxing Authorities or other applicable Governmental Bodies all amounts required to be so withheld and paid over for all periods under all applicable Laws, and have complied in all material respects with all Tax information reporting provisions under all applicable Laws. No written claim has been made by any Taxing Authority in a jurisdiction where any Debtor and its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

(c) All material deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority or any other Governmental Body of the Tax Returns of or covering or including any Debtor or any of its Subsidiaries have been fully paid, and there are no other material audits, investigations or other Proceedings by any Taxing Authority or any other Governmental Body in progress, nor has any Debtor or any of its Subsidiaries received notice from any Taxing Authority or other applicable Governmental Body that it intends to conduct or commence such an audit, investigation or other Proceeding. No issue has been raised by any Taxing Authority or other applicable Governmental Body in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period. There are no Encumbrances for Taxes with respect to any Debtor or any of its Subsidiaries, or with respect to the assets or business of any Debtor or any of its Subsidiaries, nor is there any such Encumbrance that is pending or threatened, in each case, other than Permitted Encumbrances.

(d) None of the Debtors nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local, or non-U.S. Tax law).

(e) None of the Debtors or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

3.20. Labor and Employment Compliance.

(a) Each Debtor and each of its Subsidiaries is in compliance with all applicable Laws or Orders respecting labor and employment matters, including, without limitation, labor relations, terms and conditions of employment, equal employment opportunity, discrimination, harassment, family and medical leave and other leaves of absence, disability benefits, affirmative action, employee privacy and data protection, health and safety, wage and hours, worker classification as employees or independent contractors, child labor, immigration, recordkeeping, Tax withholding, unemployment insurance, workers’ compensation, and plant closures and layoffs, except where the failure to comply with such applicable Laws or Orders would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors and their respective Subsidiaries, taken as a whole. There is no, and during the past three (3) years there has been no, Proceeding pending or, to the Knowledge of the Debtors, threatened against any Debtor or any of its Subsidiaries alleging a violation of any such applicable Law pertaining to labor or employment matters, except for any such Proceedings that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors and their respective Subsidiaries, taken as a whole.

(b) As of the date hereof, there are no collective bargaining agreements, labor agreements, work rules or practices, or any other labor-related agreements or arrangements to which any of the Debtors or any of their respective Subsidiaries is party or otherwise subject with respect to any employee. Within the past three (3) years, no labor union, labor organization or other organization or group has (i) represented or purported to represent any employee, (ii) made a demand to any of the Debtors or any of their respective Subsidiaries or, to the Knowledge of the Debtors, to any Governmental Bodies for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, threatened in writing or, to the Knowledge of the Debtors, verbally threatened to be brought or filed with the National Labor Relations Board or any other labor relations Governmental Body. Within the past three (3) years, there has been no actual or, to the Knowledge of the Debtors, threatened, labor arbitrations, grievances, material labor disputes, strikes, lockouts, walkouts, slowdowns or work stoppages, or picketing by any employee of any of the Debtors or any of their respective Subsidiaries. None of the Debtors or any of their respective Subsidiaries has committed a material unfair labor practice (as defined in the National Labor Relations Act or any similar Law) within the past three (3) years.

3.21. Related Party Transactions. There are no Contracts or other direct or indirect relationships existing between or among any of the Debtors or their Subsidiaries, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC and that is not so described. A correct and complete copy of any Contract existing as of the date hereof between or among any of the Debtors or their Subsidiaries, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors or their Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 or such subsequently filed Quarterly Report on Form 10-Q or Current Report on Form 8-K.

3.22. Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) all insurance policies and surety bond arrangements of the Debtors and their respective Subsidiaries as of the Execution Date or under which any of the Debtors or any of their respective Subsidiaries or any of their respective businesses, assets or properties are insured as of the Execution Date (the “Insurance/Surety Policies”) are in full force and effect, and, except to the extent any such Insurance/Surety Policies has been replaced after the Execution Date with comparable substitute insurance coverage or surety that will remain in full force and effect immediately following the Closing, will remain in full force and effect immediately following Closing, (b) all premiums payable under the material Insurance/Surety Policies have been paid to the extent such premiums are due and payable, (c) the Debtors and their respective Subsidiaries have otherwise complied with the terms and conditions of, and their obligations under, all of the material Insurance/Surety Policies in all material respects, and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under any of the material Insurance/Surety Policies and (d) to the Knowledge of the Debtors, there is no threatened termination of, premium increase or increase credit support obligation with respect to, or material alteration of coverage under, any of the Insurance/Surety Policies. During the past three (3) years, no claims have been denied under the Insurance/Surety Policies and neither the Debtors nor any of their respective Subsidiaries have (a) had a claim rejected or a payment denied by any insurance provider or surety issuer, (b) had a claim under any Insurance/Surety Policies in which there is an outstanding reservation of rights or (c) had the policy limit or surety obligations under any Insurance/Surety Policies exhausted or materially reduced, except for any such rejection, denial, reservation, exhaustion or reduction that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors and their respective Subsidiaries, taken as a whole. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company reasonably believes that the insurance and surety bonding maintained by or on behalf of the Debtors and their respective Subsidiaries is adequate to insure against such losses and risks as are prudent and customary in the businesses in which they are engaged, and satisfying any existing contractual or regulatory obligations of the Company and its Subsidiaries.

3.23. Title to Real and Personal Property.

(a) Section 3.23(a) of the Debtor Disclosure Schedule sets forth a true and complete list of (i) all real property and interests in real property owned in fee simple by any of the Debtors or their Subsidiaries (the “Owned Real Property”), (ii) all real property leased or licensed to any of the Debtors or their Subsidiaries (the “Leased Real Property”), and (iii) all easements and other limited real property rights held by any of the Debtors or any of their Subsidiaries (the “Easements”).

(b) Each of the Debtors and each of their respective Subsidiaries has valid fee simple title to, or a valid leasehold interest in, or valid easements or other limited property interests in, all of its Real Property and has valid title to its personal properties and assets, in each case, except for Permitted Encumbrances and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes; provided, however, the enforceability of the Debtors’ leasehold title in any leased Real Properties may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditor’s rights generally or general principles of equity, including the Chapter 11 Cases. To the Knowledge of the Debtors, all such properties and assets are free and clear of Encumbrances, other than Permitted Encumbrances.

(c) The lease agreements and other occupancy agreements related to the Leased Real Property (together with all amendments, extensions, renewals, guaranties, and other agreements relating thereto, the “Real Property Leases”) and the Easements are in full force and effect, and the Debtors or their Subsidiaries hold a valid and existing leasehold or easement interest under each such Real Property Lease or Easement, free and clean of any encumbrances (other than Permitted Encumbrances). Other than as a consequence of the Chapter 11 Cases, each of the Debtors and each of their respective Subsidiaries is in compliance with all obligations under all leases and Easements to which it is a party that have not been rejected in the Chapter 11 Cases, and none of the Debtors or their Subsidiaries has received written notice of any good faith claim asserting that any such leases or Easements are not in full force and effect. Each of the Debtors and each of their Subsidiaries enjoys peaceful and undisturbed possession under all such leases and Easements, and the Debtors and their Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy any portion of any Leased Real Property or Easement. To the Knowledge of the Debtors, no event has occurred or condition exists that with notice or lapse of time, or both, would constitute a default by the Debtors or any Subsidiaries, or any other party thereto, under any of the Real Property Leases.

(d) Each of the Debtors and each of their Subsidiaries owns or possesses the right to use all of its personal property, including all Debtor IP Rights and all licenses and rights with respect to any of the foregoing used in the conduct of their businesses, without any conflict (of which any of the Debtors and their Subsidiaries has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Debtors or their respective Subsidiaries, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Each lot, parcel and tract of land comprising the Real Property that is used or proposed (in accordance with the current plans of the Debtors) to be used for the mining of frac sand includes both the surface estate and mineral estate and none of the mineral estates and surface estates related to such Real Property has been severed or separately conveyed. The Debtors have made available to the Backstop Parties true, correct and complete copies of (x) all deeds for Owned Real Property, (y) all existing title policies and as-built surveys for Real Property to the extent in the possession of the Debtors and (z) all recent title insurance commitments and survey updates, if any, for Real Property to the extent in the possession of the Debtors. The Real Property constitutes all interests in real property which are currently used or currently held for use in connection with the businesses of the Debtors and their respective Subsidiaries as currently conducted and are necessary for the continued operation of the businesses of the Debtors as currently conducted.

(f) The Debtors and their respective Subsidiaries have all necessary mineral rights, surface and subsurface rights, water rights and rights in water, rights of way, licenses, easements, ingress, egress and access rights, and all other rights and interests granting the Debtors or one or more of their Subsidiaries the rights and ability to mine, extract, remove, process, transport and market the sand and mineral reserves owned or controlled by the Debtors and their respective Subsidiaries, in the ordinary course thereof (“Debtor Mineral Rights”), free and clear of any Encumbrances (other than Permitted Encumbrances). Neither the Debtors nor any their respective Subsidiaries, nor, to the knowledge of the Debtors, any other party to a lease or other agreement providing for Debtor Mineral Rights, has violated any provision of such lease or other agreement providing for Debtor Mineral Rights, and no circumstance exists that, with or without notice, the lapse of time, or both, would constitute a default under, or give rise to any rights to terminate (in whole or in part) or suspend, any lease or other agreement providing for Debtor Mineral Rights.

3.24. Reserves. Section 3.24 of the Debtor Disclosure Schedule sets forth a list of each engineering or geological report, survey or other study prepared by, on behalf of, or at the direction of, the Debtors or their Subsidiaries that analyzes or otherwise relates to its available reserves. The Debtors have made available to the Backstop Parties a true and complete copy of each such report, survey or other study.

4. Representations and Warranties of the Backstop Parties. Each Backstop Party, severally and not jointly, hereby represents and warrants to the Debtors as set forth in this Section 4. Each representation and warranty of each Backstop Party is made as of the Execution Date and as of the Effective Date:

4.1. Organization of Such Backstop Party. Such Backstop Party is duly incorporated, organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now conducted.

4.2. Authority; No Conflict.

(a) Such Backstop Party (i) has the requisite corporate, partnership or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and (B) to perform and consummate the transactions contemplated hereby, and (ii) has taken all necessary corporate, partnership or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of this Agreement and (y) the performance and consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Backstop Party. This Agreement constitutes the legal, valid and binding obligation of such Backstop Party, enforceable against such Backstop Party in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity).

(b) Neither the execution and delivery by such Backstop Party of this Agreement nor the performance or consummation by such Backstop Party of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation or breach of any provision of the Organizational Documents of such Backstop Party;

(ii) contravene, conflict with, or result in a violation of, any pending or existing Law or Order to which such Backstop Party, or any of the properties, assets, rights or interests owned, leased or used by such Backstop Party, are bound or may be subject; or

(iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which such Backstop Party is a party or which any of the properties, assets, rights or interests owned, leased or used by such Backstop Party are bound or may be subject;

except, in the case of clauses (ii) and (iii) above, where such occurrence, event or result would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement.

Except (x) for Consents which have been obtained, notices which have been given and filings which have been made, and (y) where the failure to give any notice, obtain any Consent or make any filing would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement, such Backstop Party is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by such Backstop Party of this Agreement or the consummation or performance by such Backstop Party of any of the transactions contemplated hereby.

4.3. Backstop Notes Not Registered. Such Backstop Party understands that the Backstop Notes have not been registered under the Securities Act or any state or foreign securities or “blue sky” laws. Such Backstop Party also understands that the Backstop Notes are being offered and sold pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act based in part upon the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations contained in this Agreement and cannot be sold by such Backstop Party unless subsequently registered under the Securities Act or an exemption from registration is available.

4.4. Acquisition for Own Account. Such Backstop Party is acquiring the Backstop Notes for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment, not otherwise as a nominee or agent, and not with a present view toward distribution, within the meaning of the Securities Act. Subject to the foregoing, by making the representations herein, such Backstop Party does not agree to hold its Backstop Notes for any minimum or other specific term and reserves the right to dispose of its Backstop Notes at any time in accordance with or pursuant to a registration statement or exemption from the registration requirements under the Securities Act and any applicable state securities Laws.

4.5. Accredited Investor. Such Backstop Party is an Accreditor Investor and has such knowledge and experience in financial and business matters that such Backstop Party is capable of evaluating the merits and risks of its investment in the Backstop Notes. Such Backstop Party understands and accepts that its investment in the Backstop Notes involve risks. Such Backstop Party has received such documentation as it has deemed necessary to make an informed investment decision in connection with its investment in the Backstop Notes, has had adequate time to review such documents prior to making its decision to invest, has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the terms and conditions of an investment in the Company and has made an independent decision to invest in any Backstop Notes based upon the foregoing and other information available to it, which it has deemed adequate for this purpose. With the assistance of each Backstop Party’s own professional advisors, to the extent that such Backstop Party has deemed appropriate, such Backstop Party has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in any Backstop Notes. Such Backstop Party understands and is able to bear any economic risks of such investment. Except for the representations and warranties expressly set forth in this Agreement or any other Definitive Documentation, such Backstop Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by the Debtors. Anything herein to the contrary notwithstanding, nothing contained in any of the representations, warranties or acknowledgments made by any Backstop Party in this Section 4.5 will operate to modify or limit in any respect the representations and warranties of the Debtors or to relieve the Debtors from any obligations to the Backstop Parties for breach thereof or the making of misleading statements, fraud, or the omission of material facts in connection with the transactions contemplated herein.

4.6. Brokers or Finders. Such Backstop Party has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement for which the Debtors may be liable.

4.7. Sufficient Funds. Such Backstop Party has sufficient assets and the financial capacity to perform all of its obligations under this Agreement.

5. Covenants of the Debtors. The Debtors hereby, jointly and severally, agree with the Backstop Parties as set forth in this Section 5.

5.1. [Reserved].

5.2. Rights Offering. The Debtors shall promptly provide draft copies of all documents, instruments, forms, questionnaires, agreements and other materials to be entered into, delivered, distributed or otherwise used in connection with either of the Rights Offering (the “Rights Offering Documentation”) for review and comment by the Backstop Parties a reasonable time prior to filing such Rights Offering Documentation with the Bankruptcy Court or entering into, delivering, distributing or using such Rights Offering Documentation. Any comments received by the Debtors from the Backstop Parties or their respective Representatives with respect to the Rights Offering Documentation shall be considered by them in good faith and, to the extent the Debtors disagree with, or determine not to incorporate, any such comments, they shall inform the Backstop Parties thereof and discuss the same with the Backstop Parties.

5.3. Conditions Precedent. The Debtors shall use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 7.1 hereof and the Plan (including, without limitation, procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, Persons (including Governmental Bodies) which may be necessary or required on its part in order to consummate or effect the transactions contemplated herein).

5.4. Notification. The Debtors shall: (a) on request by any of the Backstop Parties, cause the applicable subscription agent for the Rights Offering selected and appointed in accordance with the Rights Offering Procedures (the “Subscription Agent”) to notify each of the Backstop Parties in writing of the aggregate original principal amount of Rights Offering Notes that Rights Offering Participants have subscribed for pursuant to the Rights Offering as of the close of business on the Business Day preceding such request or the most recent practicable time before such request, as the case may be, and (b) following the Rights Offering Termination Date, (i) cause the Subscription Agent to notify each of the Backstop Parties in writing, within two (2) Business Days after the Rights Offering Termination Date, of the aggregate original principal amount of Unsubscribed Notes and (ii) timely comply with their obligations under Section 1.1(b) hereof.

5.5. Conduct of Business. Except (a) as set forth in this Agreement or the RSA, (b) as required by the Plan or the Confirmation Order or (c) with the consent (not to be unreasonably withheld, conditioned or delayed) of the Required Backstop Parties, during the period from the Execution Date until the earlier of the Closing and the termination of this Agreement, the Debtors shall, and shall cause their respective Subsidiaries to, (i) conduct their businesses and operations only in the Ordinary Course of Business, (ii) maintain their physical assets, properties and facilities in their current working order condition and repair as of the Execution Date, ordinary wear and tear excepted, (iii) maintain their respective books and records on a basis consistent with prior practice, (iv) maintain all Insurance Policies, or suitable replacements therefor, in full force and effect, (v) use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors and customers) and employees, (vi) manage working capital of the Debtors and their respective Subsidiaries only in the Ordinary Course of Business (including by not taking actions that have the effect of postponing or delaying the payment of any accounts payable or other liabilities or deferring expenditures to a later date), (vii) not (A) without the prior written consent of the Required Backstop Parties, enter into any Contract which would constitute a Material Contract after the applicable Debtor or Subsidiary executes and delivers such Contract, or (B) amend or supplement in any manner that is adverse to any of the Debtors or any of their respective Subsidiaries or terminate any Material Contract, and (viii) not take or permit the taking of any action not in the Ordinary Course of Business that would materially and adversely affect the Tax position or Tax attributes of the Debtors or any of their Subsidiaries following the Effective Date.

5.6. Use of Proceeds. The Debtors shall use the net cash proceeds from the sale of the Rights Offering Notes from the Rights Offering and the sale of the Backstop Notes pursuant to this Agreement solely for the purposes set forth in the Plan, the Disclosure Statement and the RSA.

5.7. Access. Promptly following the Execution Date, each of the Debtors will, and will use commercially reasonable efforts to cause its employees, officers, directors, managers, accountants, attorneys and other advisors (collectively, “Representatives”) to, upon reasonably prior notice by the Backstop Parties, provide each of the Backstop Parties and its Representatives (and any financing sources of any of the Backstop Parties and their Representatives) with reasonable access to, during regular business hours (and without material disruption to the conduct of the Debtors’ business) officers, management, employees and other Representatives of any of the Debtors or their respective Subsidiaries and to assets, properties, Contracts, books, records and any other information concerning the business and operations of any of the Debtors or their respective Subsidiaries as any of the Backstop Parties or any of their respective Representatives may reasonably request.

5.8. HSR Act and Foreign Competition Filings. The Debtors shall promptly prepare and file all necessary documentation and effect all applications that are necessary under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of Backstop Notes hereunder, the issuance and purchase of Rights Offering Notes in connection with the Rights Offerings, or any of the other Contemplated Transactions in time for such transactions to be consummated within the timeframes contemplated hereunder, and not take any action, or fail to take any action, that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Without limiting the provisions of Section 2.2, the Debtors shall bear all costs and expenses of the Debtors, the Subsidiaries of the Debtors and the Backstop Parties in connection with the preparation or the making of any filing under the HSR Act or applicable foreign competition Laws, including any filing fees thereunder.

5.9. Specified Issuances. The Debtors shall:

(a) consult with the Backstop Parties with respect to the steps (the “Specified Issuance Steps”) to be taken by the Debtors to ensure that (i) each of the Specified Issuances described in clauses (a) and (b) of the definition of Specified Issuances are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code and (ii) the Specified Issuances described in clauses (c) through (f) of the definition of Specified Issuances are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or any other applicable exemption; and

(b) following preparation thereof, promptly provide copies of drafts of all documents, instruments, questionnaires, agreements and other materials to be entered into, delivered, distributed or otherwise used in connection with the Specified Issuances (the “Specified Issuance Documentation”) for review and comment by the Backstop Parties. Any comments received by the Debtors from the Required Backstop Parties or their respective Representatives with respect to the Specified Issuance Steps or the Specified Issuance Documentation shall be considered by them in good faith and, to the extent the Debtors disagree with any such comments, they shall inform the Backstop Parties thereof and discuss the same with the Backstop Parties prior to taking such Specified Issuance Steps or delivering, distributing, entering into or using any such Specified Issuance Documentation.

5.10. Milestones. The Debtors shall comply with each of the milestones set forth in Section 4 of the RSA.

5.11. RSA Covenants. Each of the covenants and agreements set forth in Section 6 of the RSA (as in effect on the Execution Date) (collectively, the “RSA Covenants”) are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the RSA Covenants shall be made so that the RSA Covenants can be applied in a logical manner in this Agreement), and the Debtors shall perform, abide by and observe, for the benefit of the Backstop Parties, all of the RSA Covenants as incorporated herein and modified hereby, and without giving effect to any amendment, modification, supplement, forbearance, waiver or termination of or to any of the RSA Covenants that are made or provided under the terms of the RSA, other than any amendment, modification, supplement, forbearance, waiver or termination of or to any of the RSA Covenants which (a) the Required Backstop Parties have provided their prior written consent or (b) have the effect of making such RSA Covenant more favorable to the Required Backstop Parties, as determined by the Required Backstop Parties in their sole discretion. The Debtors shall not assert, or support any assertion by any third party, that the RSA Covenants, as incorporated herein and modified hereby, are not enforceable by the Backstop Parties by reason of the fact that the RSA Covenants are included in a Contract that was entered into by the Debtors prior to the Petition Date or otherwise, or that the Required Backstop Parties shall be required to obtain relief from the automatic stay from the Bankruptcy Court as a condition to the right of the Required Backstop Parties to terminate this Agreement pursuant to Section 8(b) on account of a breach or violation of any of the RSA Covenants; provided that the Debtors’ entry into and approval by the Bankruptcy Court of this Agreement shall not be construed as assumption by the Debtors or approval by the Bankruptcy Court of the RSA.

5.12. DIP Covenants. Each of the covenants and agreements set forth in Section 5 and Section 6 of the DIP TL Credit Agreement (as in effect on the Execution Date) (collectively, the “DIP Covenants”) are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the DIP Covenants shall be made so that the DIP Covenants can be applied in a logical manner in this Agreement, including by construing each reference therein to “Required Lenders” as a reference to Required Backstop Parties), and the Debtors shall perform, abide by and observe, for the benefit of the Backstop Parties, all of the DIP Covenants as incorporated herein and modified hereby, and without giving effect to any amendment, modification, supplement, forbearance, waiver or termination of or to any of the DIP Covenants that are made or provided under the terms of the DIP TL Credit Agreement, other than any amendment, modification, supplement, forbearance, waiver or termination of or to any of the DIP Covenants which (a) the Required Backstop Parties have provided their prior written consent or (b) have the effect of making such DIP Covenant more favorable to the Required Backstop Parties, as determined by the Required Backstop Parties in their sole discretion. The Debtors shall not assert, or support any assertion by any third party (including any DIP Lender), that the Required Backstop Parties shall be required to obtain relief from the automatic stay from the Bankruptcy Court as a condition to the right of the Required Backstop Parties to terminate this Agreement pursuant to Section 8(b) on account of a breach or violation of any of the DIP Covenants.

5.13. DTC Eligibility. At the request of the Required Backstop Parties, the Debtors shall use their reasonable best efforts to promptly make all New Secured Notes eligible for deposit with DTC.

6. Covenants of the Backstop Parties.

6.1. Rights Offering. Each Backstop Party shall use its commercially reasonable efforts in working together with the Debtors in good faith and to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable such that the Debtors can timely finalize and file the Rights Offering Documentation with the Bankruptcy Court and obtain approval thereof.

6.2. Conditions Precedent. Each Backstop Party shall use its commercially reasonable efforts to satisfy or cause to be satisfied on or prior to the Effective Date all the conditions precedent applicable to such Backstop Party set forth in Section 7.2 hereof; provided, however, that nothing contained in this Section 6.2 shall obligate the Backstop Parties to waive any right or condition under this Agreement, the RSA, the Plan or any of the other Definitive Documentation.

6.3. HSR Act and Foreign Competition Filings. Each Backstop Party shall promptly prepare and file all necessary documentation and effect all applications that are necessary under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of Backstop

Notes hereunder, the issuance and purchase of Rights Offering Securities in connection with the Rights Offerings or any of the other Contemplated Transactions within the timeframes contemplated hereunder, and not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Anything herein to the contrary notwithstanding, none of the Backstop Parties (or their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to (a) disclose to any other party hereto any information contained in its HSR Notification and Report Form or filings under any applicable foreign competition Laws that such party, in its sole discretion, deems confidential, except as may be required by applicable Laws as a condition to the expiration or termination of all applicable waiting periods under the HSR Act and any applicable foreign competition Laws, (b) agree to any condition, restraint or limitation relating to its or any of its Affiliates’ ability to freely own or operate all or a portion of its or any of its Affiliates’ businesses or assets, (c) hold separate (including by trust or otherwise) or divest any of its or any of its Affiliates’ businesses or assets, or (d) hold separate (including by trust or otherwise) or divest any assets of any of the Debtors or any of their respective Subsidiaries. Without limiting the provisions of Section 2.2, the Debtors shall bear all costs and expenses of the Debtors, the Subsidiaries of the Debtors and the Backstop Parties in connection with the preparation or the making of any filing under the HSR Act or any applicable foreign competition Laws, including any filing fees thereunder.

6.4. Specified Issuances. Each Backstop Party shall use commercially reasonable efforts in working together with the Debtors in good faith and to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to timely finalize the Specified Issuance Documentation.

7. Conditions to Closing.

7.1. Conditions Precedent to Obligations of the Backstop Parties. The obligations of the Backstop Parties to subscribe for and purchase Backstop Notes (other than the Put Option Notes) pursuant to their respective Backstop Commitments are subject to the satisfaction (or waiver in writing by the Required Backstop Parties) of each of the following conditions prior to or on the Effective Date:

(a) RSA. None of the following shall have occurred: (i) the RSA shall not have been terminated by (1) the Debtors or (2) Consenting Noteholders holding, in the aggregate, more than one-third in principal amount of the Senior Notes Claims, (ii) the RSA shall not have been invalidated or deemed unenforceable by the Bankruptcy Court or any other Governmental Body, (iii) no Noteholder Termination Event shall have occurred that was not waived in writing by the Required Backstop Parties and (iv) there shall not be continuing any cure period with respect to any event, occurrence or condition that would permit the Required Backstop Parties to terminate the RSA in accordance with its terms.

(b) Plan and Plan Supplement. The Plan, as confirmed by the Bankruptcy Court, shall be consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties. The Plan Supplement (including all schedules, documents and forms of documents contained therein or constituting a part thereof) shall be consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties.

(c) Disclosure Statement. The Disclosure Statement shall be consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties.

(d) Solicitation Order. (i) The Bankruptcy Court shall have entered the Solicitation Order, which among other things shall approve the Rights Offering Procedures, (ii) the Solicitation Order shall be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, and (iii) the Solicitation Order shall be a Final Order.

(e) Backstop Order. (i) The Bankruptcy Court shall have entered the Backstop Order, (ii) the Backstop Order shall be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, and (iii) the Backstop Order shall be a Final Order.

(f) Confirmation Order. (i) The Bankruptcy Court shall have entered the Confirmation Order, (ii) the Confirmation Order shall be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, and (iii) the Confirmation Order shall be a Final Order. Without limiting the generality of the foregoing, the Confirmation Order shall contain the following specific findings of fact, conclusions of Law and Orders: (A) each of the Specified Issuances described in clauses (a) and (b) of the definition of “Specified Issuances” are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to section 1145(a) of the Bankruptcy Code; (B) each of the Specified Issuances described in clauses (c)-(f) of the definition of “Specified Issuances” are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or other applicable exemption; (C) the solicitation of acceptance or rejection of the Plan by the Backstop Parties and/or any of their respective Related Persons (if any such solicitation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Backstop Parties and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code; and (D) the participation by the Backstop Parties and/or any of their respective Related Persons in the offer, issuance, sale or purchase of any security offered, issued, sold or purchased under the Plan (if any such participation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Backstop Parties and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code.

(g) Conditions to Confirmation and Effectiveness. The conditions to confirmation of the Plan and the conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived with the prior written consent of the Required Backstop Parties) in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(h) Rights Offering. (i) The Rights Offering shall have been conducted and consummated in accordance with the Plan, the Rights Offering Procedures, and this Agreement, and (ii) all Rights Offering Notes (other than any Unsubscribed Notes) shall have been (or concurrently with the Closing will be) issued and sold in connection with the Rights Offering.

(i) New Secured Notes. (i) Each of the New Secured Notes Documents shall (x) have been executed, authenticated and/or delivered by the Reorganized Debtors and each Person required to execute, authenticate and/or deliver the same (which, in the case of the New Secured Notes Indenture, shall include the trustee thereunder unless the Plan or the Confirmation Order provides that the New Secured Notes Documents are deemed binding on such trustee), (y) be consistent in all material respects with the terms of the RSA, the New Secured Notes Term Sheet, and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, and (z) be in full force and effect, and (ii) the liens on and security interest in the Reorganized Debtors’ assets securing the Reorganized Debtors’ obligations under the New Secured Notes shall have been duly and validly created and perfected in a manner that is reasonably acceptable to the Required Backstop Parties.

(j) New Certificate of Incorporation. (i) The certificate of incorporation of the Company shall have been amended and restated in its entirety to be consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties (the “New Certificate of Incorporation”), (ii) the New Certificate of Incorporation shall have been duly executed and acknowledged by the Company in accordance with applicable Law and filed with the Secretary of State of the State of Delaware, (iii) the Required Backstop Parties shall have received evidence that the New Certificate of Incorporation has been duly filed with the Secretary of State of the State of Delaware, and (iv) the New Certificate of Incorporation shall be in full force and effect.

(k) New Stockholders Agreement. (i) Reorganized Company and all Persons that are entitled to receive shares of New Common Stock pursuant to the Plan shall have executed and delivered the New Stockholders Agreement or otherwise be deemed party to the New Stockholder Agreement pursuant to the Plan and the Confirmation Order, and (ii) the New Stockholders Agreement shall be (x) consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, and (y) in full force and effect.

(l) New Registration Rights Agreement. If elected by the Required Backstop Parties, (i) Reorganized Company shall have executed and delivered the New Registration Rights Agreement, and (ii) the New Registration Rights Agreement shall be (x) consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, and (y) in full force and effect.

(m) Other Definitive Documentation. (i) All Definitive Documentation (other than those Definitive Documentation described in a separate clause of this Section 7.1) shall have been executed, delivered and/or filed by the parties thereto, (ii) such Definitive Documentation shall be consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, and (iii) such Definitive Documentation shall be in full force and effect.

(n) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to any of the Backstop Parties or any of the Debtors which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including, without limitation, each of the Specified Issuances) illegal or void.

(o) Notices and Consents. All Governmental Body and material third party notifications, filings, waivers, authorizations and other Consents, including Bankruptcy Court approval, necessary or required for the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions or the effectiveness of the Plan, shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect; and all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Body that would restrain, prevent or otherwise impose materially adverse conditions on any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions.

(p) Proceedings. There shall be no pending, existing, instituted, outstanding or threatened Proceeding by (x) any Person (other than a Governmental Body) involving any of the Debtors or any of their respective current or former officers, employees or directors (in their capacities as such) or (y) any Governmental Body involving any of the Debtors or any of their respective current or former officers, employees or directors (in their capacities as such), in each case that is material to the Debtors and would materially and adversely affect the ability of the Debtors to perform their obligations under, or to consummate the transactions contemplated hereby or the other Contemplated Transactions.

(q) Representations and Warranties. Each of (i) the representations and warranties of the Debtors in this Agreement (other than the Fundamental Representations) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects, (ii) the representations and warranties of the Debtors in this Agreement (other than the Fundamental Representations) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, and (iii) the Fundamental Representations shall be true and correct in all respects, in each case of clauses (i), (ii) and (iii), at and as of the Execution Date and at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(r) Covenants. Each of the Debtors shall have complied in all material respects with all covenants in this Agreement and the RSA that are applicable to the Debtors.

(s) Backstop Expenses. The Debtors shall have paid all Backstop Expenses that have been invoiced and that are accrued and remain unpaid as of the Effective Date in accordance with the terms of this Agreement, and no Backstop Expenses shall be required to be repaid or otherwise disgorged to the Debtors or any other Person.

(t) Material Adverse Effect. No Material Adverse Effect shall have occurred since the Execution Date (other than the events and circumstances contemplated under the RSA).

(u) Put Option Notes. The Company shall have issued and delivered the Put Option Notes in accordance with Sections 1.3, and no portion of the Put Option Notes shall have been invalidated or avoided.

(v) Backstop Certificates. The Backstop Parties shall have received a Backstop Certificate in accordance with Section 1.1(b).

(w) No Registration; Compliance with Securities Laws. No Proceeding shall be pending or threatened by any Governmental Body or other Person that alleges that any of the Specified Issuances is not exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act.

(x) Officer’s Certificate. The Backstop Parties shall have received on and as of the Effective Date a certificate of an executive officer of the Debtors confirming that the conditions set forth in Sections 7.1(p), 7.1(q), 7.1(r) and 7.1(t) hereof have been satisfied.

(y) [Reserved].

(z) Opinions. The Debtors shall have delivered to the Backstop Parties (i) opinions of counsel to the Debtors, dated as of the Effective Date and addressed to the Backstop Parties, addressing such matters that the Required Backstop Parties reasonably request in connection with the closing of the offering through DTC related to the offer, issuance, and sale of the New Secured Notes, and the transactions contemplated by this Agreement and the other Definitive Documents, and such opinions shall be in form and substance reasonably acceptable to the Required Backstop Parties, and (ii) any other agreement, certificate, opinion, or other documentation reasonably requested by the Required Backstop Parties to consummate the Contemplated Transactions.

(aa) Valid Issuance. The Backstop Notes shall be, upon issuance, validly issued, fully paid, non-assessable and free and clear of all Taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription rights and similar rights, except for any restrictions on transfer as may be imposed by applicable securities Laws.

(bb) [Reserved].

(cc) Minimum Liquidity Amount. After giving effect to the Exit Payments, the Exit Liquidity Amount shall not be less than the Minimum Liquidity Amount. Not less than five (5) Business Days prior to the anticipated Effective Date, the Company shall have delivered to the Backstop Parties a certificate, executed by an executive officer of the Company, which shall set forth a reasonably detailed calculation by the Company of the Exit Liquidity Amount.

(dd) [Reserved].

(ee) Securities of the Debtors. On the Effective Date (after giving effect to the consummation of the transactions contemplated by the Plan), other than (i) the shares of New Common Stock issued to holders of Allowed Senior Notes Claims and Allowed General Unsecured Claims pursuant to the Plan, (ii) the New Secured Notes issued and sold to Rights Offering Participants pursuant to the Rights Offering and to the Backstop Parties pursuant to this Agreement, (iii) the shares of New Common Stock reserved for issuance upon conversion of the New Secured Notes in accordance with the terms of the New Certification of Incorporation and the New Secured Notes Documents, and (vi) Interests of a Debtor (other than the Company) owned solely by another Debtor, no (A) Interests of any Debtor or (B) pre-emptive rights, rights of first refusal, subscription rights and/or similar rights to acquire any Interests of any Debtor (except, in the case of this clause (B), any such rights with respect to shares of New Common Stock that are expressly set forth in the New Stockholders Agreement), in any such case will be issued, outstanding or in effect.

7.2. Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the Backstop Notes to each of the Backstop Parties pursuant to this Agreement are subject to the following conditions precedent, each of which may be waived in writing by the Company:

(a) [Reserved]

(b) Plan and Plan Supplement. The Plan, as confirmed by the Bankruptcy Court, shall be consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Debtors. The Plan Supplement (including all schedules, documents and forms of documents contained therein or constituting a part thereof) and all other Definitive Documentation shall be consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Debtors.

(c) Disclosure Statement. The Disclosure Statement shall be consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Debtors.

(d) Confirmation Order. (i) The Bankruptcy Court shall have entered the Confirmation Order, (ii) the Confirmation Order shall be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Debtors, and (iii) the Confirmation Order shall be a Final Order.

(e) Solicitation Order. (i) The Bankruptcy Court shall have entered the Solicitation Order, (ii) the Solicitation Order shall be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Debtors, and (iii) the Solicitation Order shall be a Final Order.

(f) Backstop Order. (i) The Bankruptcy Court shall have entered the Backstop Order, (ii) the Backstop Order shall be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Debtors, and (iii) the Backstop Order shall be a Final Order.

(g) Conditions to Confirmation and Effectiveness. The conditions to confirmation of the Plan and the conditions to the Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(h) Rights Offerings. The Rights Offerings shall have been consummated.

(i) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Backstop Parties or the Debtors which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including, without limitation, each of the Specified Issuances) illegal or void.

(j) Representations and Warranties and Covenants. (i) Each of (x) the representations and warranties of each Backstop Party in this Agreement that are not qualified as to “materiality” or “material adverse effect” shall be true and correct in all material respects and (y) the representations and warranties of each Backstop Party that are qualified as to “materiality” or “material adverse effect” shall be true and correct, in each case of clauses (x) and (y), at and as of the Execution Date and at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) each Backstop Party shall have complied in all material respects with all covenants in this Agreement applicable to it, except, in any such case of clause (i) or clause (ii) above, to the extent that any such inaccuracy or non-compliance would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement.

(k) RSA. The RSA remains in full force and effect in accordance with its terms and shall not have been terminated in accordance with its terms.

8. Termination.

(a) Unless earlier terminated in accordance with the terms of this Agreement, this Agreement (including the Backstop Commitments contemplated hereby) shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person, upon the earlier to occur of:

(i) the Bankruptcy Court enters an Order converting the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, appointing a trustee or custodian for any of the Debtors or dismissing the Chapter 11 Cases; and

(ii) the date of any termination of the RSA with respect to all Consenting Noteholders;

(b) This Agreement (including the Backstop Commitments contemplated hereby) may be terminated and the transactions contemplated hereby may be abandoned at any time by the Backstop Parties effective immediately upon the giving by the Required Backstop Parties of written notice of termination to the Debtors:

(i) if (x) any of the Debtors shall have materially breached or materially failed to perform any of their respective representations, warranties, covenants or other obligations contained in this Agreement, or any representation or warranty of any of the Debtors in this Agreement shall have become untrue (determined as if the Debtors made their respective representations and warranties at all times on and after the Execution Date and prior to the date this Agreement is terminated), and (y) any such breach, failure to perform or occurrence referred to in clause (x) above (A) would result in a failure of a condition set forth in Section 7.1(q), Section 7.1(r) or Section 7.1(t) and (B) is not curable or able to be performed by the Drop-Dead Date, or, if curable or able to be performed by the Drop-Dead Date, is not cured or performed within ten (10) Business Days after written notice of such breach, failure or occurrence is given to the Debtors by the Required Backstop Parties (it being understood and agreed that the failure by the Debtors to comply with any of the covenant set forth in Section 5.10 by the deadlines set forth therein will result in a failure of a condition set forth in Section 7.1 and shall not be subject to cure); provided, that, this Agreement shall not terminate pursuant to this Section 8(b)(i) if any Backstop Party is then in willful or intentional breach of this Agreement;

(ii) if any of the conditions set forth in Section 7.1 hereof become incapable of fulfillment prior to the Drop-Dead Date (other than as a result of the failure of the Backstop Parties to fulfill or comply with their obligations hereunder);

(iii) the occurrence of a Triggering Event;

(iv) the occurrence of (A) an acceleration of the obligations or termination of commitments under the DIP TL Credit Agreement or (B) a refunding, replacement or refinancing of the obligations under the DIP TL Credit Agreement;

(v) if a Funding Default shall occur and Non-Defaulting Backstop Parties do not elect to commit to purchase all of the Default Notes after the process for exercising the Default Purchaser Rights has been exhausted in accordance with Section 1.2(c) hereof;

(vi) if a Noteholder Termination Event (other than clause (m) of Section (7) of the RSA) shall occur without giving effect to any waivers of a Noteholder Termination Event;

(vii) the Solicitation Order, the Backstop Order or the Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Required Backstop Parties in a manner that prevents or prohibits the consummation of the Contemplated Transactions or any of the Definitive Documentation in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Required Backstop Parties;

(viii) if any Order has been entered by any Governmental Body that operates to materially prevent, restrict or alter the implementation of the Plan, the Rights Offering or any of the Contemplated Transactions; or

(ix) if the Closing shall not occur on or prior to October 10, 2020 (the “Drop-Dead Date”).

(c) This Agreement (including the Backstop Commitments contemplated hereby) may be terminated at any time by the Debtors effective immediately upon the Debtors’ giving of written notice of termination to the Backstop Parties:

(i) if (x) any of the Backstop Parties shall have materially breached or materially failed to perform any of their respective representations, warranties, covenants or other obligations contained in this Agreement, or any representation or warranty of any of the Backstop Parties in this Agreement shall have become untrue (determined as if the Backstop Parties made their respective representations and warranties at all times on and after the Execution Date and prior to the date this Agreement is terminated), and (y) any such breach, failure to perform or occurrence referred to in clause (x) above (A) would result in a failure of a condition set forth in Section 7.2(j) and (B) is not curable or able to be performed by the Drop-Dead Date, or, if curable or able to be performed by the Drop-Dead Date, is not cured or performed within ten (10) Business Days after written notice of such breach, failure or occurrence is given to the Required Backstop Parties by the Debtors; provided, that, this Agreement shall not terminate pursuant to this Section 8(b)(i) if any Debtor is then in willful or intentional breach of this Agreement; provided, further, that if a Funding Default shall occur, the Debtors shall not be permitted to terminate this Agreement and the transactions contemplated hereby pursuant to this Section 8(c) unless Non-Defaulting Backstop Parties do not elect to commit to purchase all of the Default Notes after the process for exercising Default Purchase Rights has been exhausted in accordance with Section 1.2(c);

(ii) if any of the conditions set forth in Section 7.2 hereof become incapable of fulfillment prior to the Drop-Dead Date (other than as a result of the failure of the Debtors to fulfill or comply with their obligations hereunder);

(iii) if an HCR Termination Event shall occur without giving effect to any waivers of an HCR Termination Event;

(iv) if any Order has been entered by any Governmental Body that operates to prevent, restrict or alter the implementation of the Plan, the Rights Offering or any of the Contemplated Transactions, in each case, on substantially the terms provided for herein or therein, in a way that cannot be remedied in all material respects by the Debtors in a manner reasonably satisfactory to the Required Backstop Parties; or

(v) the Solicitation Order, the Backstop Order or the Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Debtors in a manner that prevents or prohibits the consummation of the Contemplated Transactions or any of the Definitive Documentation in a way that cannot be remedied by the Backstop Parties subject to the reasonable satisfaction of the Debtors.

(d) This Agreement (including the Backstop Commitments contemplated hereby) may be terminated at any time by mutual written consent of the Debtors and the Required Backstop Parties.

(e) In the event of a termination of this Agreement in accordance with this Section 8 at a time after all or any portion of the Purchase Price for Backstop Notes has been deposited into the Deposit Account by any of the Backstop Parties, the Backstop Parties that have deposited such Purchase Price (or portion thereof) shall be entitled to the return of such amount. In such a case, the Backstop Parties and the Debtors hereby agree to execute and deliver to the Subscription Agent, promptly after the effective date of any such termination (but in any event no later than two (2) Business Days after any such effective date), a letter instructing the Subscription Agent to pay to each applicable Backstop Party, by wire transfer of immediately available funds to an account designated by such Backstop Party, the amount of Purchase Price that such Backstop Party is entitled to receive pursuant to this Section 8(e); provided that, if the Required Backstop Parties elect to establish an Escrow Account pursuant to Section 1.2(b), any return of the Purchase Price for Backstop Notes deposited in the Escrow Account shall be pursuant to terms of the Escrow Agreement.

(f) In the event of a termination of this Agreement in accordance with this Section 8, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 2.2, 2.3, 2.4, 8, 9, 10, 12 and 13 hereof (and any defined terms used in any such Sections (but solely to the extent used in any such Sections)), and other than in respect of any liability of any party for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).

(g) Each Debtor hereby acknowledges and agrees and shall not dispute that the giving of notice of termination by the Required Backstop Parties pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Debtor hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

9. Indemnification.

(a) Whether or not the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated, the Debtors hereby agree, jointly and severally, to indemnify and hold harmless each of the Backstop Parties and each of their respective Affiliates, stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons (each, in such capacity, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, penalties, judgments, settlements, costs and expenses, including reasonable attorneys’ fees (other than Taxes of the Backstop Parties except to the extent otherwise provided for in Section 2.1(b) of this Agreement), whether or not related to a third party claim, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of, arising out of, related to or in connection with, directly or indirectly, this Agreement, the Backstop Commitments or the Rights Offering, or, subject to Section 10, any breach by any Debtor of any of its representations, warranties and/or covenants set forth in this Agreement, or any claim, litigation, investigation or other Proceeding relating to or arising out of any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and to reimburse each such Indemnified Party for the reasonable and documented legal or other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to or defending any of the foregoing (collectively, “Losses”); provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to Losses that (i) are determined by a final, non-appealable decision by the Bankruptcy Court to have resulted from (y) any act by such Indemnified Party that constitutes fraud, bad faith, gross negligence or willful misconduct or (z) the breach by such Indemnified Party of its obligations under this Agreement or the RSA, or (ii) as to a Defaulting Backstop Party, its Related Persons or any Indemnified Party related thereto, are caused by a Funding Default by such Backstop Party. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Debtors shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Debtors, on the one hand, and such Indemnified Party, on the other hand, but also the relative fault of the Debtors, on the one hand, and such Indemnified Party, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Debtors, on the one hand, and all Indemnified Parties, on the other hand, shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Debtors pursuant to the sale of the maximum number of Backstop Notes to the Backstop Parties pursuant to this Agreement bears to (ii) the value of the Put Option Notes issued or proposed to be issued to the Backstop Parties in connection with such sales. The Debtors also agree that no Indemnified Party shall have any liability based on its exclusive or contributory negligence or otherwise to the Debtors, any Person asserting claims on behalf of or in right of the Debtors, or any other Person in connection with or as a result of this Agreement, the Backstop Commitments, the Backstop Notes, either of the Rights Offering, any of the Definitive Documentation, the Plan (or the solicitation thereof), the Chapter 11 Cases or the transactions contemplated hereby or thereby or any of the other Contemplated Transactions, except as to any Indemnified Party to the extent that any Losses incurred by the Debtors (i) are determined by a final, non-appealable decision by the Bankruptcy Court to have resulted from (y) any act by such Indemnified Party that constitutes fraud, bad faith, gross negligence or willful misconduct or (z) the breach by such Indemnified Party of its obligations under this Agreement or the RSA, or (ii) as to a Defaulting Backstop Party, its Related Persons or any Indemnified Party related thereto, are caused by a Funding Default by such Backstop Party. The terms set forth in this Section 9 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The indemnity and reimbursement obligations of the Debtors under this Section 9 are in addition to, and do not limit, the Debtors’ obligations under Sections 2.2, 2.3 and 2.4.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any claim, litigation, investigation or other Proceeding with respect to which such Indemnified Party may be entitled to indemnification hereunder (“Actions”), such Indemnified Party will, if a claim is to be made hereunder against the Debtors in respect thereof, notify the Debtors in writing of the commencement thereof; provided, that (i) the omission to so notify the Debtors will not relieve the Debtors from any liability that they may have hereunder except to the extent (and solely to the extent) they have been actually and materially prejudiced by such failure and (ii) the omission to so notify the Debtors will not relieve the Debtors from any liability that they may have to an Indemnified Party otherwise than on account of this Section 9. In case any such Actions are brought against any Indemnified Party and such Indemnified Party notifies in writing the Debtors of the commencement thereof, if the Debtors commit in writing to fully indemnify and hold harmless the Indemnified Party with respect to such Actions to the reasonable satisfaction of the Indemnified Party, without regard to whether the Effective Date occurs, the Debtors will be entitled to participate in such Actions, and, to the extent that the Debtors elect by written notice delivered to such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, provided, that if the defendants in any such Actions include both such Indemnified Party and the Debtors and such Indemnified Party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Debtors, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Party. Following the date of receipt by an Indemnified Party of such indemnification commitment from the Debtors and notice from the Debtors of their election to assume the defense of such Actions and approval by such Indemnified Party of counsel, the Debtors shall not be liable to such Indemnified Party for expenses incurred by such Indemnified Party in connection with the defense thereof or participation therein after such date (other than reasonable costs of investigation and monitoring) unless (w) such Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Debtors shall not be liable for the expenses of more than one separate counsel representing the Indemnified Party who is party to such Action (in addition to one local counsel in each jurisdiction in which local counsel is required)), (x) the Debtors shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party at the Debtors’ expense within a reasonable time after notice of commencement of the Actions, (y) after the Debtors assume the defense of such Actions, such Indemnified Party determines in good faith that the Debtors are failing to reasonably defend against such Actions and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice or (z) any of the Debtors shall have authorized in writing the employment of counsel for such Indemnified Party.

(c) In connection with any Action for which an Indemnified Party is assuming the defense in accordance with this Section 9, the Debtors shall not be liable for any settlement of any Actions effected by such Indemnified Party without the written consent of the Debtors. If any settlement of any Action is consummated with the written consent of the Debtors or if there is a final judgment for the plaintiff in any such Action, the Debtors agree to indemnify and hold harmless each Indemnified Party from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Debtors hereunder in accordance with, and subject to the limitations of, this Section 9. The Debtors shall not, without the prior written consent of an Indemnified Party, effect any settlement, compromise or other resolution of any pending or threatened Actions in respect of which indemnity has been sought hereunder by such Indemnified Party unless such settlement, compromise or other resolution (i) includes an unconditional release of such Indemnified Party in form and substance satisfactory to such Indemnified Party from all liability on the claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

10. Survival of Representations and Warranties. Notwithstanding any investigation at any time made by or on behalf of any party hereto with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any representation or warranty made by or on behalf of any party hereto, all representations and warranties contained in this Agreement and in the certificates delivered pursuant to Sections 7.1(v), 7.1(x), and 7.1(cc) hereof shall survive the execution, delivery and performance of this Agreement.

11. Amendments and Waivers. Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Required Backstop Parties and the Debtors, or in the case of a waiver, by the Required Backstop Parties (if compliance by the Debtors is being waived) or by the Required Backstop Parties and the Debtors (if compliance by any of the Backstop Parties is being waived); provided, however, that (a) Schedule 1 hereto may be updated in accordance with the terms of Section 13.1 hereof, (b) any amendment or modification to this Agreement that would have the effect of changing the Backstop Commitment Percentage or the Backstop Commitment Amount of any Backstop Party shall require the prior written consent of such Backstop Party, unless otherwise expressly contemplated by this Agreement, (c) any amendment or modification to (i) the definition of “Purchase Price”, (ii) the allocation of the Put Option Notes among the Backstop Parties as set forth in Section 1.3, and (iii) the proviso set forth in the first sentence of Section 1.2(a), shall (in any such case) require the prior written consent of each Backstop Party adversely affected thereby, and (d) any amendment, modification or waiver to this Agreement that would adversely affect any of the rights or obligations (as applicable) of any Backstop Party set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of the Required Backstop Parties set forth in this Agreement (other than in proportion to the amount of the Backstop Commitments held by each of the Backstop Parties) shall also require the written consent of such affected Backstop Party (it being understood that in determining whether consent of any Backstop Party is required pursuant to this clause (d), no personal circumstances of such Backstop Party shall be considered). No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

12. Notices, etc. Except as otherwise expressly provided in this Agreement, all notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided, made or received (a) when delivered personally, (b) when sent by electronic mail (“e-mail”) or facsimile, (c) one (1) Business Day after deposit with an overnight courier service or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):

(a) if to a Backstop Party, to the address, facsimile number or e-mail address for such Backstop Party set forth on Schedule 1 hereto,

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10038

Attention:    Brian S. Hermann

            Elizabeth McColm

Fax:              (212) 492-0545

Email:          bhermann@paulweiss.com

            emccolm@paulweiss.com

(b)	If to the Debtors at:

Hi-Crush Inc.

1330 Post Oak Blvd., #600

Houston, Texas 77056

Attention:    Robert E. Rasmus

Email:          razz@redoakcap.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:     Keith A. Simon

                      Annemarie V. Reilly

Fax:              (212) 751-4864

Email:          keith.simon@lw.com

            annemarie.reilly@lw.com

13. Miscellaneous.

13.1. Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the Debtors and the Required Backstop Parties. Notwithstanding the immediately preceding sentence, any Backstop Party’s rights, obligations or interests hereunder may be freely assigned, delegated or transferred, in whole or in part, by such Backstop Party, to (a) any other Backstop Party, (b) any Affiliate of a Backstop Party, or (c) any other Person not referred to in clause (a) or clause (b) above so long as such Person referred to in this clause (c) is approved in writing by the Required Backstop Parties prior to such assignment, delegation or transfer (for purposes of this clause (c), the Backstop Party proposing to make such assignment, delegation or transfer, and all of its Affiliates, shall be deemed to be Defaulting Backstop Parties for purposes of determining whether the definition of “Required Backstop Parties” has been satisfied); provided, that (x) any such assignee assumes the obligations of the assigning Backstop Party hereunder and agrees in writing prior to such assignment to be bound by the terms hereof in the same manner as the assigning Backstop Party, and (y) any assignee of a Backstop Commitment must be an Accredited Investor. Following any assignment described in the immediately preceding sentence, Schedule 1 hereto shall be updated by the Debtors (in consultation with the assigning Backstop Party and the assignee) solely to reflect (i)(A) the name and address of the applicable assignee or assignees, and (B) the Backstop Commitment Percentage and the Backstop Commitment Amount that shall apply to such assignee or assignees, in each case as specified by the assigning Backstop Party and the assignee or assignees, and (ii) any changes to the Backstop Commitment Percentage and the Backstop Commitment Amount applicable to the assigning Backstop Party, in each case as specified by the assigning Backstop Party and the assignee or assignees, (it being understood and agreed that updates to Schedule 1 hereto shall not result in an overall change to the aggregate Backstop Commitment Percentages and Backstop Commitment Amounts for all Backstop Parties). Any update to Schedule 1 hereto described in the immediately preceding sentence shall not be deemed an amendment to this Agreement. Notwithstanding the foregoing or any other provisions herein, unless otherwise agreed in any instance by the Debtors and the Required Backstop Parties (for purposes of this sentence, the Backstop Party making such assignment, and all of its Affiliates, shall be deemed to be Defaulting Backstop Parties for purposes of determining whether the definition of “Required Backstop Parties” has been satisfied), no assignment of obligations by a Backstop Party to an Affiliate of such Backstop Party will relieve the assigning Backstop Party of its obligations hereunder if any such Affiliate assignee fails to perform such obligations.

13.2. Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any such determination of invalidity, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.3. Entire Agreement. This Agreement and the RSA constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; provided, however, that any non-disclosure and confidentiality agreement between any Debtor and any Backstop Party shall survive the execution and delivery of this Agreement in accordance with its terms.

13.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Agreement.

13.5. Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction, except where preempted by the Bankruptcy Code. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the United States District Court for the Southern District of New York, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

13.6. Waiver of Trial by Jury; Waiver of Certain Damages. EACH OF THE PARTIES WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATING TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY. Except as prohibited by Law, the Debtors hereby waive any right which they may have to claim or recover in any action or claim referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Debtors (a) certifies that none of the Backstop Parties nor any Representative of any of the Backstop Parties has represented, expressly or otherwise, that the Backstop Parties would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Agreement, the Backstop Parties are relying upon, among other things, the waivers and certifications contained in this Section 13.6.

13.7. Further Assurances. From time to time after the Execution Date, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by this Agreement.

13.8. Specific Performance. The Debtors and the Backstop Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at Law would not be adequate to compensate the non-breaching party. Accordingly, the Debtors and the Backstop Parties agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each of the Debtors and each of the Backstop Parties hereby waives any defense that a remedy at Law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

13.9. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

13.10. Interpretation; Rules of Construction. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference is to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any regulation, holding, rule of construction or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

13.11. Several, Not Joint, Obligations. The representations, warranties, covenants and other obligations of the Backstop Parties under this Agreement are, in all respects, several and not joint or joint and several, such that no Backstop Party shall be liable or otherwise responsible for any representations, warranties, covenants or other obligations of any other Backstop Party, or any breach or violation thereof.

13.12. Disclosure. Unless otherwise required by applicable Law, the Debtors will not disclose to any Person any of the information set forth on each of the Backstop Parties’ signature pages, or Schedule 1 hereto (including (x) the identities of the Backstop Parties, and (y) the Backstop Commitment, the Backstop Commitment Percentage, and the Backstop Commitment Amount of each Backstop Party), except for (a) disclosures made with the prior written consent of each Backstop Party whose information will be disclosed, (b) disclosures to the Debtors’ Representatives in connection with the transactions contemplated hereby and subject to their agreement to be bound by the confidentiality provisions hereof and (c) disclosures to parties to this Agreement solely for purposes of calculating the Adjusted Commitment Percentage of a Non-Defaulting Backstop Party; provided, however, that each Backstop Party agrees to permit disclosure in the Disclosure Statement and any filings by the Debtors with the Bankruptcy Court regarding the aggregate Backstop Commitments.

13.13. No Recourse Party. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Backstop Parties may be partnerships or limited liability companies, the Debtors and the Backstop Parties covenant, agree and acknowledge that no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders or equity holders of any Backstop Party, or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders, equity holders or controlling persons of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Backstop Party under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

13.14. Settlement Discussions. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce the terms of this Agreement.

13.15. No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties with respect to Section 9 hereof and (b) each No Recourse Party with respect to Section 13.13 hereof.

13.16. Arm’s Length. Each Debtor acknowledges and agrees that the Backstop Parties are acting solely in the capacity of arm’s length contractual counterparties to the Debtors with respect to the transactions contemplated hereby and the other Contemplated Transactions (including in connection with determining the terms of the Rights Offering) and not as financial advisors or fiduciaries to, or agents of, the Debtors or any other Person. Additionally, the Backstop Parties are not advising the Debtors or any other Person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. Each Debtor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and the other Contemplated Transactions, and the Backstop Parties shall have no responsibility or liability to any Debtor with respect thereto. Any review by the Backstop Parties of the Debtors, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of the Backstop Parties and shall not be on behalf of the Debtors.

14. Definitions.

14.1. Definitions in the RSA. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the RSA.

14.2. Certain Defined Terms. As used in this Agreement the following terms have the following respective meanings:

Actions: has the meaning given to such term in Section 9(b) hereof.

Adjusted Commitment Percentage: means, with respect to any Non-Defaulting Backstop Party, a fraction, expressed as a percentage, the numerator of which is the Backstop Commitment Percentage of such Non-Defaulting Backstop Party and the denominator of which is the Backstop Commitment Percentages of all Non-Defaulting Backstop Parties.

Affiliate: means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; provided, that, for purposes of this Agreement, none of the Debtors shall be deemed to be Affiliates of any Backstop Party. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract or otherwise). A Related Fund of any Person shall be deemed to be the Affiliate of such Person.

Agreement: has the meaning given to such term in the preamble hereof.

AI Questionnaire: has the meaning given to such term in the Rights Offering Procedures.

Allowed: has the meaning given to such term in the Plan.

Alternative Transaction: has the meaning given to such term in the RSA.

Annual Financial Statements: has the meaning given to such term in Section 3.17(a) hereof.

Approvals: means all approvals and authorizations that are required under the Bankruptcy Code for the Debtors to take corporate or limited liability company (as applicable) action.

Backstop Agreement Motion: means the motion and proposed form of Order to be filed by the Debtors with the Bankruptcy Court seeking the approval of this Agreement pursuant to section 363 of the Bankruptcy Code or otherwise, authorizing the payment of certain expenses and other amounts hereunder (including the Put Option Notes, the Liquidated Damages Payment and the Backstop Expenses) and the indemnification provisions set forth herein, granting the same expenses and other amounts hereunder administrative expense priority status under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and granting any other related relief, which motion and proposed form of Order shall be consistent in all material respects with the RSA and otherwise in form and substance reasonably acceptable to the Required Backstop Parties and the Debtors.

Backstop Certificate: has the meaning given to such term in Section 1.1(b) hereof.

Backstop Commitment: means, with respect to any Backstop Party, the commitment of such Backstop Party, subject to the terms and conditions set forth in this Agreement, to purchase Backstop Commitment Notes pursuant to, and on the terms set forth in, Section 1.2(a) hereof; and “Backstop Commitments” means the Backstop Commitments of all of the Backstop Parties collectively.

Backstop Commitment Amount: means, with respect to any Backstop Party, (a) the dollar amount set forth opposite the name of such Backstop Party under the heading “Backstop Commitment Amount” on Schedule 1 hereto, which amount shall equal the product of (i) the Rights Offering Amount and (ii) such Backstop Party’s Backstop Commitment Percentage (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement), minus (b) the aggregate original principal amount of all Rights Offering Notes that such Backstop Party subscribes for in the Rights Offering.

Backstop Commitment Notes: has the meaning given to such term in Section 1.2(a) hereof.

Backstop Commitment Percentage: means, with respect to any Backstop Party, the percentage set forth opposite the name of such Backstop Party under the heading “Backstop Commitment Percentage” on Schedule 1 hereto, which percentage shall be based upon the amount of Senior Notes Claims held by each respective Backstop Party as compared to the aggregate amount of Senior Notes Claims held by all Backstop Parties (as such percentage may be modified from time to time in accordance with the terms hereof); and “Backstop Commitment Percentages” means the Backstop Commitment Percentages of all of the Backstop Parties collectively.

Backstop Expenses: means the reasonable and documented out-of-pocket fees, costs, expenses, disbursements and charges of each of the Backstop Parties payable to third parties and incurred in connection with or relating to the diligence, negotiation, preparation, execution, delivery, implementation and/or consummation of the Plan, the Backstop Commitments, the Rights Offering, this Agreement, the Backstop Agreement Motion, the Backstop Order, the Definitive Documentation and/or any of the Contemplated Transactions, any amendments, waivers, consents, supplements or other modifications to any of the foregoing, and the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement, including but not limited to, (a) the reasonable and documented fees, costs and expenses of counsel, advisors and agents for each of the Backstop Parties and (b) filing fees (if any) required by the HSR Act or any other competition Laws and any expenses related thereto.

Backstop Notes: has the meaning given to such term in Section 1.2(d) hereof.

Backstop Order: has the meaning given to such term in the RSA.

Backstop Party(ies): has the meaning given to such term in the preamble hereof.

Bankruptcy Code: has the meaning given to such term in the recitals hereof.

Bankruptcy Court: has the meaning given to such term in the recitals hereof.

Bankruptcy Rules: means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases and/or the transactions contemplated by this Agreement, and any Local Rules of the Bankruptcy Court.

Benefit Plan(s): has the meaning given to such term in Section 3.13(a) hereof.

Business Day: means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

Chapter 11 Cases: has the meaning given to such term in the recitals hereof.

Closing: has the meaning given to such term in Section 2.1(a) hereof.

Code: has the meaning given to such term in Section 3.13(a) hereof.

Company: has the meaning given to such term in the preamble hereof.

Company SEC Documents: means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Debtors.

Confirmation Order: means the Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Consent: means any consent, waiver, approval, Order or authorization of, or registration, declaration or filing with or notice to, any Governmental Body or other Person.

Contemplated Transactions: means all of the transactions contemplated by this Agreement, the RSA, the Plan and/or the other Definitive Documentation, including, for the avoidance of doubt, the sale and issuance of the Rights Offering Notes and the Backstop Notes.

Contract: means any agreement, contract, obligation, promise, undertaking or understanding, whether written or oral including, for the avoidance of doubt, any debt instrument.

Debtor Disclosure Schedule: has the meaning given to such term in Section 3 hereof.

Debtor IP Rights: has the meaning given to such term in Section 3.9 hereof.

Debtor Mineral Rights: has the meaning given to such term in Section 3.23(f) hereof.

Debtor(s): has the meaning given to such term in the preamble hereof.

Default Notes: has the meaning given to such term in Section 1.2(c) hereof.

Default Purchase Right: has the meaning given to such term in Section 1.2(c) hereof.

Defaulting Backstop Party: has the meaning given to such term in Section 1.2(c) hereof.

Definitive Documentation: has the meaning given to such term in the RSA.

Deposit Account: has the meaning given to such term in Section 1.2(b) hereof.

Deposit Deadline: has the meaning given to such term in Section 1.2(b) hereof.

DIP Covenants: has the meaning given to such term in Section 5.12 hereof.

DIP TL Credit Agreement: has the meaning given to such term in the RSA.

Drop-Dead Date: has the meaning given to such term in Section 8(b)(ix) hereof.

DTC: has the meaning given to such term in Section 2.1(a) hereof.

Easements: has the meaning given to such term in Section 3.23(a) hereof.

Eligible Claims: has the meaning given to such term in the Rights Offering Procedures.

Eligible General Unsecured Claims: has the meaning given to such term in the Rights Offering Procedures.

e-mail: has the meaning given to such term in Section 12 hereof.

Encumbrance: means any charge, claim, community property interest, condition, covenant, deed of trust, equitable interest, lease, license, lien, mortgage, option, pledge, security interest, title default, encroachment or other survey defect, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Environmental Laws: means all applicable Laws and Orders relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. § 5101 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Water Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Atomic Energy Act, as amended (42 U.S.C. §§ 2011 et seq., 2022 et seq., 2296 et seq.); any transfer of ownership notification or approval statutes; and all counterparts or equivalents adopted, enacted, ordered, promulgated, or otherwise approved by any Governmental Body.

ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate(s): means any entity which is a member of any Debtor or its Subsidiaries’ controlled group, or under common control with any Debtor or its Subsidiaries, within the meaning of Section 414 of the Code.

Escrow Account: has the meaning given to such term in Section 1.2(b) hereof.

Escrow Agent: has the meaning given to such term in Section 1.2(b) hereof.

Escrow Agreement: has the meaning given to such term in Section 1.2(b) hereof.

Event: has the meaning given to such term in this Section 14.2.

Execution Date: has the meaning given to such term in the preamble hereof.

Exit Facility Credit Agreement: has the meaning given to such term in the Plan.

Exit Liquidity Amount: means, on a pro forma basis, a reasonably detailed calculation by the Company of the Liquidity it will have on the Effective Date, after giving effect to all Exit Payments and the funding of the Rights Offering (including by the Backstop Parties pursuant to the Backstop Commitment Amount).

Exit Payments: means a schedule of all payments required to be made or funded by the Debtors under the Plan on or before the Effective Date (including on account of accrued and unpaid professional fees and expenses).

Final Optional Parties: has the meaning given to such term in Section 1.2(c) hereof.

Final Order: has the meaning given to such term in the Plan.

Financial Statements: has the meaning given to such term in Section 3.17 hereof.

Fundamental Representations: means the representations and warranties of the Debtors set forth in Sections 3.1, 3.2, 3.3(a), 3.5, 3.6 and 3.7.

Funding Default: has the meaning given to such term in Section 1.2(c) hereof.

GAAP: means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

Governmental Authorization: means any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, Order, privilege, franchise, membership, entitlement, exemption, filing or registration by, with, or issued by, any Governmental Body.

Governmental Body: means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body.

Hazardous Materials: means hazardous or toxic substances or wastes, petroleum products or wastes, asbestos, asbestos-containing material, radioactive materials or wastes, medical wastes, or any other wastes, pollutants or contaminants regulated under any Environmental Law.

HCR Termination Event: has the meaning given to such term in the RSA.

HSR Act: means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

Indemnified Party: has the meaning given to such term in Section 9(a) hereof.

Insurance Policies: has the meaning given to such term in Section 3.22 hereof.

Interest Commencement Date: has the meaning given to such term in Section 2.4 hereof.

Interim Financial Statements: has the meaning given to such term in Section 3.17(a) hereof.

International Trade Laws: has the meaning given to such term in Section 3.14(b) hereof.

IP Rights: has the meaning given to such term in Section 3.9 hereof.

IT Systems: has the meaning given to such term in Section 3.9 hereof.

IRS: means the Internal Revenue Service and any Governmental Body succeeding to the functions thereof.

Knowledge of the Debtors: means the collective actual knowledge, after reasonable and due inquiry, of Robert E. Rasmus, J. Philip McCormick, Jr. and Mark C. Skolos. A reference to the word “knowledge” (whether or not capitalized) or words of a similar nature with respect to the Debtors means the Knowledge of the Debtors as defined in this definition.

Law: means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, Governmental Authorization, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Body.

Lazard Engagement Letter: means the letter, dated as of April 1, 2020, by and among Lazard Frères & Co. LLC and the Company and its controlled Subsidiaries (as amended, supplemented, amended and restated or otherwise modified from time to time, together with any schedules, exhibits and annexes thereto).

Leased Real Property: has the meaning given to such term in Section 3.23(a) hereof.

Liquidated Damages Payment: has the meaning given to such term in Section 2.3 hereof.

Licenses and Permits: has the meaning given to such term in Section 3.11 hereof.

Liquidity: has the meaning given to such term in the Exit Facility Credit Agreement.

Losses: has the meaning given to such term in Section 9(a) hereof.

Material Adverse Effect: means any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either (a) the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement or any of the other Contemplated Transactions, other than the effect of (A) any change in the United States or foreign economies or securities or financial markets in general; (B) any change that generally affects the industry in which the Debtors operate; (C) any change arising in connection with earthquakes, hurricanes, other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (D) any changes in applicable Laws or accounting rules or judicial interpretations; (E) any change resulting from the filing of the Chapter 11 Cases or from any action approved by the Bankruptcy Court so long as such action is not in breach of this Agreement, the RSA, the DIP TL Credit Agreement or either of the DIP Orders; or (F) any change resulting from the public announcement of this Agreement, compliance with terms of this Agreement (excluding any obligation of the Debtors to conduct their businesses and operations in the Ordinary Course of Business) or the consummation of the transactions contemplated hereby.

Material Contract: means any Contract to which any Debtor or any of its Subsidiaries is a party or is bound, or to which any of the property or assets of any Debtor or any of its Subsidiaries is subject, that either (a) is a “material contract,” or “plans of acquisition, reorganization, arrangement, liquidation or succession” (as each such term is defined in Item 601(b)(2) or Item 601(b)(10) of Regulation S-K under the Exchange Act), (b) is material to the businesses, operations, assets or financial condition of any Debtor or any of its Subsidiaries (whether or not entered into in the Ordinary Course of Business), or (c) is likely to reasonably involve payments to or by any Debtor or any of its Subsidiaries in excess of $5,000,000 in any 12-month period.

Minimum Liquidity Amount: means the Liquidity the Company has on the Effective Date which shall not be less than $12,500,000 after giving effect to all Exit Payments and the funding of the Rights Offering.

Money Laundering Laws: has the meaning given to such term in Section 3.14(b) hereof.

New Certificate of Incorporation: has the meaning given to such term in Section 7.1(j) hereof.

New Secured Notes Indenture: means the indenture among the Reorganized Company, as issuer, the guarantors party thereto, and the trustee therefor governing the New Secured Notes, to be dated as of the Effective Date, which shall be in form and substance reasonably satisfactory in all respects to the Required Backstop Parties.

New Secured Notes Documents: means, collectively, the New Secured Notes Indenture and any related notes, certificates, agreements, security agreements, collateral documents, documents and instruments (including any amendments, supplements, or modifications of any of the foregoing) related to or executed in connection with the New Secured Notes Indenture.

New Secured Notes Term Sheet: has the meaning given to such term in the recitals hereof.

No Recourse Party: has the meaning given to such term in Section 13.13 hereof.

Non-Defaulting Backstop Party: has the meaning give to such term in Section 1.2(c) hereof.

Non-US Plan: has the meaning given to such term in Section 3.13(e) hereof.

Noteholder Termination Event: has the meaning given to such term in the RSA.

OID: has the meaning given to such term in Section 1.4 hereof.

Order: means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by the Bankruptcy Court or any other Governmental Body, whether preliminary, interlocutory or final.

Ordinary Course of Business: means the ordinary and usual course of normal day-to-day operations of the Debtors and their respective Subsidiaries, consistent with past practices of the Debtors and their respective Subsidiaries, including as to timing and amount, and in compliance with all applicable Laws.

Organizational Documents: means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

Owned Real Property: has the meaning given to such term in Section 3.23(a) hereof.

Owner: has the meaning given to such term in this Section 14.2.

Pension Plan: has the meaning given to such term in Section 3.13(c) hereof.

Permitted Encumbrances: means (a) Encumbrances for utilities and current Taxes not yet due and payable or either (i) that are due but are being contested in good faith by appropriate proceedings or (ii) may not be paid as a result of the commencement of the Chapter 11 Cases, and, in case of each of the foregoing clauses (i) and (ii), for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (b) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the assets of the Debtors which do not, individually or in the aggregate, adversely affect the operation of the business of the Debtors or their Subsidiaries thereon, (c) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law (but not restrictions arising from a violation of any such Laws) which are not violated by the current use of the assets and properties of the Debtors or any of their Subsidiaries, (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases and that do not result from a breach, default or violation by a Debtor or any of its Subsidiaries of any Contract or Law, and (e) any obligations, liabilities or duties created by this Agreement or any of the Definitive Documentation.

Person: means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a Governmental Body.

Petition Date: has the meaning given to such term in the recitals hereof.

Plan: has the meaning given to such term in the recitals hereof.

Proceeding: means any action, claim, complaint, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other proceeding of any nature, whether civil, criminal, administrative or otherwise, direct or derivative, in Law or in equity.

Purchase Price: means, with reference to any Backstop Notes to be purchased by a Backstop Party pursuant to this Agreement, the aggregate original principal amount of such Backstop Notes.

Put Option Notes: has the meaning given to such term in Section 1.3 hereof.

Real Property: means, collectively, the Owned Real Property, the Leased Real Property, and the Easements.

Real Property Leases: has the meaning given to such term in Section 3.23(c) hereof.

Related Person: means, with respect to any Person, such Person’s current and former Affiliates, members, partners, controlling persons, subsidiaries, officers, directors, managers, principals, employees, agents, managed funds, advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals, together with their respective successors and assigns.

Release: means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Materials).

Representatives: has the meaning given to such term in Section 5.7 hereof.

Required Backstop Parties: means, as of any date of determination, Non-Defaulting Backstop Parties as of such date whose aggregate Backstop Commitment Percentages constitute more than 66-2/3% of the aggregate Backstop Commitment Percentages of all Non-Defaulting Backstop Parties as of such date.

Restructuring Term Sheet: has the meaning given to such term in the recitals hereof.

Rights Offering: has the meaning given to such term in the recitals hereof.

Rights Offering Amount: has the meaning given to such term in the recitals hereof.

Rights Offering Commencement Date: has the meaning given to such term in the Rights Offering Procedures.

Rights Offering Documentation: has the meaning given to such term in Section 5.2 hereof.

Rights Offering Notes: has the meaning given to such term in the recitals hereof.

Rights Offering Participant(s): has the meaning given to such term in the recitals hereof.

Rights Offering Procedures: has the meaning given to such term in Section 1.1(a) hereof.

Rights Offering Record Date: has the meaning given to such term in the Rights Offering Procedures.

Rights Offering Termination Date: has the meaning given to such term in the Rights Offering Procedures.

RSA: has the meaning given to such term in the recitals hereof.

RSA Covenants: has the meaning given to such term in Section 5.11 hereof.

Sanctions: means any sanctions administered or enforced by the U.S. government (including without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable jurisdictions.

SEC: means the United States Securities and Exchange Commission.

Senior Notes Claims: has the meaning given to such term in the Restructuring Term Sheet.

Solicitation Materials: has the meaning given to such term in the RSA.

Solicitation Order: has the meaning given to such term in the RSA.

Specified Issuances: means, collectively, (a) the issuance of shares of New Common Stock to the holders of Allowed General Unsecured Claims pursuant to the Plan, (b) the distribution by the Company of the Rights to the Rights Offering Participants pursuant to the Plan, (c) the issuance and sale by the Company of Rights Offering Notes to the Rights Offering Participants upon exercise of such Rights in the Rights Offering, (d) the issuance by the Company of shares of New Common Stock in connection with any conversion, in accordance with the terms of the New Certificate of Incorporation and the New Secured Notes Documents, of the Rights Offering Notes that were issued in the Rights Offering, (e) the issuance and sale by the Company of the Backstop Notes to the Backstop Parties pursuant to this Agreement, and (f) the issuance by the Company of shares of New Common Stock in connection with any conversion, in accordance with the terms of the New Certificate of Incorporation and the New Secured Notes Documents, of the Backstop Notes that were issued and sold pursuant to this Agreement.

Specified Issuance Documentation: has the meaning given to such term in Section 5.9(b) hereof.

Specified Issuance Steps: has the meaning given to such term in Section 5.9(a) hereof.

Subsidiary: means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

Subscription Agent: has the meaning given to such term in Section 5.4 hereof.

Tax: means any and all taxes of any kind whatsoever, including all foreign, federal, state, county, or local income, sales and use, excise, franchise, ad valorem, value added, real and personal property, unclaimed property, gross income, gross receipt, capital stock, production, license, estimated, environmental, excise, business and occupation, disability, employment, payroll, severance, withholding or all other taxes or assessments, fees, duties, levies, customs, tariffs, imposts, obligations and charges of the same or similar nature of the foregoing, including all interest, additions, surcharges, fees or penalties related thereto.

Tax Return: means a report, return, claim for refund, amended return, combined, consolidated, unitary or similar return or other information filed or required to be filed with a Taxing Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

Taxing Authority: means the IRS and any other Governmental Body responsible for the administration of any Tax.

Triggering Event: has the meaning given to such term in Section 2.3 hereof.

Unallocated Notes: means, collectively, (a) any Rights Offering Notes that holders of Eligible Claims as of the Rights Offering Record Date who are not Accredited Investors (or holders of Eligible Claims as of the Rights Offering Record Date that did not properly complete, duly execute and timely deliver to the Subscription Agent an AI Questionnaire in accordance with the Rights Offering Procedures) could have purchased if such holders had received Rights if they were Accredited Investors (or had properly completed, duly executed and timely delivered to the Subscription Agent an AI Questionnaire in accordance with the Rights Offering Procedures) and exercised such Rights in the Rights Offering, (b) any Rights Offering Notes that are not subscribed for and purchased in the Rights Offering on account of any rounding down of fractional Rights Offering Notes, and (c) any Rights Offering Notes that are not subscribed for and purchased in the Rights Offering on account of any Eligible General Unsecured Claim (or portion thereof) as of the Rights Offering Record Date failing to be an Allowed (as defined in the Rights Offering Procedures) Claim on the date that is one Business Day after the Confirmation Hearing (as defined in the Plan).

Unsubscribed Notes: has the meaning given to such term in the recitals hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

DEBTORS:

HI-CRUSH INC.
ONCORE PROCESSING LLC
HI-CRUSH AUGUSTA LLC
HI-CRUSH WHITEHALL LLC
PDQ PROPERTIES LLC
HI-CRUSH WYEVILLE OPERATING LLC
D & I SILICA, LLC
HI-CRUSH BLAIR LLC
HI-CRUSH LMS LLC
HI-CRUSH INVESTMENTS INC.
HI-CRUSH PERMIAN SAND LLC
HI-CRUSH PROPPANTS LLC
HI-CRUSH PODS LLC
HI-CRUSH CANADA INC.
HI-CRUSH HOLDINGS LLC
HI-CRUSH SERVICES LLC
BULKTRACER HOLDINGS LLC
PRONGHORN LOGISTICS HOLDINGS, LLC
FB INDUSTRIES USA INC.
PROPDISPATCH LLC
PRONGHORN LOGISTICS, LLC
FB LOGISTICS, LLC

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

[Signature Page to Backstop Purchase Agreement]

BACKSTOP PARTIES:

[Signature Page to Backstop Purchase Agreement]